Exhibit (a)(1)

Offer to Purchase for Cash

Up to 5,520,229 Shares of Common Stock

of

COMSCORE, INC.

at

$46.13 NET PER SHARE

by

CAVENDISH SQUARE HOLDING B.V.

an indirect wholly-owned subsidiary of

WPP PLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MARCH 20, 2015, UNLESS THE OFFER IS EXTENDED.

Cavendish Square Holding B.V. (“Purchaser”), a private limited liability company organized under the laws of the Netherlands and an indirect subsidiary of WPP plc, a public limited company organized under the laws of Jersey (“WPP”), is offering to purchase up to 5,520,229 shares of common stock, par value $0.001 per share (“Shares”), of comScore, Inc., a Delaware corporation (“comScore” or the “Company”), at a price of $46.13 per Share net to the seller in cash without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments and supplements, collectively constitute the “Offer”).

The Offer is being made pursuant to a Stock Purchase Agreement, dated February 11, 2015, by and among Purchaser, WPP Group USA, Inc., a Delaware corporation and an indirect subsidiary of WPP, CS Worldnet Holding B.V., a private limited liability company organized under the laws of the Netherlands, and comScore (the “Stock Purchase Agreement”) and in connection with a strategic relationship being entered into between WPP and comScore. This strategic relationship will include comScore’s acquisition of the internet audience measurement businesses managed by WPP’s Kantar group of companies in Norway, Sweden and Finland in exchange for newly-issued shares of comScore common stock representing 4.45% of comScore’s outstanding Shares immediately following such issuance, the Offer and a strategic alliance in which WPP and comScore will collaborate on television audience measurement and cross-media audience measurement businesses outside the United States.

The Shares are listed on the NASDAQ Global Market (“Nasdaq”) under the symbol “SCOR”. On February 19, 2015, the last full trading day before the commencement of the Offer, the closing price per Share as reported by Nasdaq was $51.45. The price per share being offered by Purchaser in the Offer is $5.32 less than the closing price per Share on February 19, 2015. We advise you to obtain a recent quotation for your Shares prior to deciding whether or not to tender in the Offer.

The Company’s Board of Directors has determined that the Stock Purchase Agreement and the transactions contemplated thereby, including this Offer, are in the best interests of the Company’s stockholders, but is remaining neutral and making no recommendation to the Company’s stockholders as to whether to tender Shares into this Offer.

The Offer is not conditioned upon the receipt of financing or upon any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 16—“Conditions to the Offer”.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

February 20, 2015

IMPORTANT

If you desire to tender all or any portion of your Shares in the Offer, you must, prior to expiration of the Offer:

•	If you are a record holder (i.e., a stock certificate representing Shares has been issued to you or you hold Shares directly in your name in book-entry form), complete and sign the enclosed Letter of Transmittal and send it and any other documents along with your stock certificate to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer (the “Depositary”), or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3—“Procedure for Accepting the Offer and Tendering Shares” of this Offer to Purchase.

•	If you are a record holder whose Shares are represented by a stock certificate but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call the Information Agent at (212) 269-5550 if you require assistance. See Section 3—“Procedure for Accepting the Offer and Tendering Shares” for further details.

•	If you hold your Shares through a broker, dealer, trust company, bank or other nominee you must contact your broker, dealer, trust company, bank or other nominee and give instructions that your Shares be tendered.

Any questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

TABLE OF CONTENTS

SUMMARY TERM SHEET		1

INTRODUCTION		8

FORWARD LOOKING STATEMENTS		10

THE OFFER		11

1.	TERMS OF THE OFFER; EXPIRATION DATE	11

2.	ACCEPTANCE FOR PAYMENT AND PAYMENT; PRORATION	12

3.	PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES	14

4.	WITHDRAWAL RIGHTS	17

5.	MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER	17

6.	PRICE RANGE OF THE SHARES, DIVIDENDS ON THE SHARES	20

7.	EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES	21

8.	CERTAIN INFORMATION CONCERNING THE COMPANY	22

9.	CERTAIN INFORMATION CONCERNING PURCHASER AND WPP	22

10.	BACKGROUND OF THE OFFER	24

11.	CONTACTS WITH THE COMPANY	25

12.	TRANSACTION DOCUMENTS	25

13.	PURPOSE OF THE OFFER	32

14.	SOURCE AND AMOUNT OF FUNDS	32

15.	DIVIDENDS AND DISTRIBUTIONS	33

16.	CONDITIONS TO THE OFFER	33

17.	CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS	36

18.	CERTAIN FEES AND EXPENSES	37

19.	MISCELLANEOUS	38

SCHEDULE I		I-1

i

SUMMARY TERM SHEET

This summary term sheet highlights the most material provisions of this Offer to Purchase, dated February 20, 2015 (as it may be amended and supplemented from time to time, this “Offer to Purchase”) and may not contain all the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read the fuller terms, descriptions and explanations contained in this Offer to Purchase and in the related Letter of Transmittal (as it may be amended and supplemented from time to time, the “Letter of Transmittal”) before making any decision on whether to tender your Shares.

What securities are you offering to purchase?

We are offering to purchase up to 5,520,229 shares of common stock, par value $0.001 per share (“Shares”), of comScore, Inc. (“comScore” or the “Company”). The Shares are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “SCOR”. See “Introduction” for more information.

What price are you offering to pay for my Shares and what is the form of payment?

We are offering to purchase your Shares at a price of $46.13 per Share net to the seller in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal. See “Introduction” for more information.

Who is offering to purchase my Shares?

Cavendish Square Holding B.V. is offering to purchase your Shares. We are a private limited liability company incorporated under the laws of the Netherlands and an indirect wholly-owned subsidiary of WPP plc, a public limited company incorporated under the laws of Jersey (“WPP”). Unless the context requires otherwise, all references in this Summary Term Sheet to “Purchaser,” “we,” “us,” or “our” are to Cavendish Square Holding B.V.

See Section 9—“Certain Information Concerning Purchaser and WPP” for more information on us and our affiliates, including WPP.

What happens if stockholders tender more Shares than you are willing to buy?

If more than 5,520,229 Shares are validly tendered and not property withdrawn prior to the expiration of the Offer, we will accept for payment and pay for 5,520,229 Shares tendered on a pro rata basis. This means that we will purchase from each stockholder who tendered Shares into the Offer a number of Shares calculated by multiplying the number of Shares properly tendered by such stockholder by a proration factor, adjusted by rounding down to the nearest whole number of Shares to avoid purchases of fractional Shares. The proration factor will equal 5,520,229 divided by the total number of Shares properly tendered and not withdrawn. For example, if a total of 7,000,000 Shares are properly tendered and not withdrawn, we will purchase 78.86% of the number of Shares that each stockholder tendered, rounded down to the nearest whole number of Shares. For information about the proration procedures of the Offer, see Section 2—“Acceptance for Payment and Payment; Proration” of this Offer to Purchase.

If you prorate, when will I know how many Shares actually will be purchased?

If proration of the tendered Shares is required, we do not expect to announce the final results of proration or pay for any Shares until at least five NASDAQ Global Market trading days after the expiration of the Offer. This is because we will not know the precise number of Shares properly tendered (and not withdrawn) until all supporting documentation for those tenders is reviewed and guaranteed deliveries are made. Preliminary results of proration will be announced by press release promptly following expiration of the Offer. For information about the proration procedures of the Offer, see Section 2—“Acceptance for Payment and Payment; Proration” of this Offer to Purchase.

Do comScore stockholders have to pay any brokerage or similar fees to tender their Shares?

If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay any brokerage or similar fees. However, if you own your Shares through a broker or other nominee, your broker or nominee may charge you a fee to tender. You should consult your broker or nominee to determine whether any charges will apply.

Why are we making the Offer?

We and WPP Group USA, Inc., a Delaware corporation and an indirect subsidiary of WPP (“GUSA”), have entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with comScore and its subsidiary CS Worldnet Holding B.V., a private limited liability company organized under the laws of the Netherlands. We are making the Offer pursuant to the Stock Purchase Agreement and in connection with a strategic relationship being entered into between WPP and comScore.

This strategic relationship includes comScore’s acquisition, pursuant to the Stock Purchase Agreement, of all of the outstanding equity of our subsidiary Conniaco B.V. (“Newco B.V.”) in exchange for newly issued Shares representing 4.45% of comScore’s outstanding Shares immediately following such issuance (the “Consideration Shares”). Newco B.V. is a private limited liability company organized under the laws of the Netherlands that is acquiring the companies and assets through which the internet audience measurement (“IAM”) businesses managed by WPP’s Kantar group of companies in Norway, Sweden and Finland (the “European IAM Business”) are conducted. Pursuant to the Stock Purchase Agreement, comScore’s acquisition of the equity of our subsidiary Newco B.V. and its issuance to us of the Consideration Shares is to occur no more than eight business days following the final expiration of this Offer (subject to the satisfaction or waiver of the conditions to closing of the acquisition), but in any event no sooner than April 1, 2015. We refer to the purchase and sale of the equity in Newco B.V. as the “European IAM Acquisition” in this Offer to Purchase.

The strategic relationship also includes a strategic alliance in which WPP and comScore will collaborate on cross-media audience measurement (“CMAM”) businesses outside the United States.

Under the terms of the Stock Purchase Agreement, if the number of Shares we acquire pursuant to the Offer, together with the Consideration Shares, is less than 15% of the Shares outstanding immediately after the issuance of the Consideration Shares, we will have the option to acquire newly-issued Shares (the “Top-Up Shares”) at a price per Share equal to the Offer Price to increase our aggregate holdings to an amount equal to 15% of the Shares outstanding after giving effect to the issuance of the Consideration Shares and the issuance of the Shares issuable upon exercise of this option.

See “Introduction”, Section 12—“Transaction Documents” and Section 13—“Purpose of the Offer” for more information.

Are there any other agreements or arrangements between you and the Company that are relevant to the Offer and comScore’s acquisition of the European IAM Business?

As noted above, we are making the Offer pursuant to the Stock Purchase Agreement and in connection with a strategic relationship being entered into between WPP and comScore. We and GUSA have entered into a Voting Agreement and a Stockholders Rights Agreement with comScore, and these agreements will govern our rights and obligations as a holder of Shares. The Stockholders Rights Agreement provides us with certain rights to have our Shares registered by the Company under the Securities Act of 1933, as amended, and also imposes certain standstill and other restrictions on GUSA and its subsidiaries. The standstill restrictions will permit GUSA and its subsidiaries to acquire additional Shares so long as GUSA and our aggregate holdings do not exceed (x) prior to and including the date that is six months following the closing of the Offer or its withdrawal or termination, 19.9% of the total number of Shares outstanding as of immediately after comScore’s issuance of the Consideration Shares and the Top-up Shares, provided that in no event shall the sum of the Consideration Shares and the Top-up Shares exceed 19.9% of the Company’s outstanding shares as measured immediately prior to the commencement of the Offer, or approximately 6,793,794 Shares, and (y) after the six month anniversary of the consummation or withdrawal or termination of the Offer, 20.0% of the total number of Shares as of the date of the applicable acquisition. The Voting Agreement imposes certain requirements on GUSA and us with respect to how GUSA and we may vote the Shares beneficially owned by us on matters that are submitted to a vote by the Company’s stockholders; these requirements would only apply if GUSA and we together beneficially own at least 15% of the Company’s outstanding Shares. In addition, GUSA and the Company have entered into a Strategic Alliance Agreement pursuant to which WPP and comScore will collaborate on CMAM (including the combined reporting of IAM with television audience measurement (“TAM”) and other media) business outside the United States. For a more detailed description of the Stockholders Rights Agreement, the Voting Agreement and the Strategic Alliance Agreement, see Section 12—“Transaction Documents.”

Do we have the financial resources to make payment?

WPP, our indirect parent company, will provide us with sufficient funds to purchase all Shares tendered in the Offer and pay all related fees and expenses, using its working capital and/or the proceeds of an issuance of commercial paper backed by a revolving credit facility. See Section 14—“Source and Amount of Funds” for more information. The Offer is not conditioned on our or WPP’s ability to finance the purchase of the Shares pursuant to the Offer.

Is your financial condition relevant to my decision to tender my Shares in the Offer?

No. We do not think our or WPP’s financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer consideration consists solely of cash;

•	the Offer is not conditioned on our or WPP’s ability to finance the purchase of the Shares pursuant to the Offer; and

•	WPP, our indirect parent company, which will provide us with sufficient funds to purchase all Shares tendered in the Offer and pay all related fees and expenses, is a public reporting company under Section 13(a) of the Exchange Act that files reports electronically on EDGAR.

See Section 14—“Source and Amount of Funds” for more information.

How long do I have to decide whether to tender into the Offer?

You have until the expiration of the Offer to tender your Shares. The Offer currently is scheduled to expire at 12:00 Midnight, New York City time, at the end of March 20, 2015, subject to the conditions to the Offer having been satisfied or waived at that time.

If you cannot deliver everything that is required in order to make a valid tender to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), prior to such time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

Yes. We may extend the Offer in our sole discretion if, at the then-scheduled expiration date of the Offer, any of the conditions to our obligation to accept for payment and pay for the Shares has not been satisfied or waived, until the satisfaction or waiver of all conditions to the Offer. We may also extend the Offer for any period required by any rule or interpretation of the U.S. Securities and Exchange Commission (the “SEC”) or its staff applicable to the Offer or any period required by applicable law. See Section 1—“Terms of the Offer; Expiration Date” for more information.

Will there be a subsequent offering period?

No, we will not conduct a subsequent offering period following the expiration of the Offer. If you desire to tender your Shares in the Offer, you must tender your Shares prior to the expiration of the Offer. If you cannot deliver everything that is required in order to make a valid tender to the Depository prior to such time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

How will I be notified if the Offer is extended?

If the Offer is extended, we will issue a press release announcing the extension on or before 9:00 a.m., New York City time, on the first business day following the date the Offer is scheduled to expire.

What are the most significant conditions to the Offer?

We are not obligated to purchase any tendered Shares if:

•	the waiting period, including any extension, applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or under any applicable foreign competition statutes or regulations applicable to the Offer, has not expired or been terminated, or any affirmative approval of a governmental authority required under any foreign competition law has not been obtained on terms reasonably satisfactory to us and WPP; or any action is taken, or any applicable law or order is deemed applicable to the Offer, by any governmental authority (other than the application of waiting period provisions of the HSR Act or under any applicable foreign competition law to the Offer) that (i) challenges or seeks to make illegal, delay materially or otherwise restrain the Offer, the acceptance for payment of or payment for some or all of the Shares by us or the consummation of the Offer or the European IAM Acquisition or seeks to obtain material damages in connection therewith; or (ii) seeks to impose material limitations on the ability of WPP or any of its affiliates effectively to acquire, hold or exercise full rights of ownership of any Shares acquired or owned by WPP, Purchaser or any of WPP’s other affiliates on all matters properly presented to the Company’s stockholders (except as such rights may be limited by the Transaction Agreements); or

•	the Company has breached or failed to perform in any material respect any of its material obligations under any of the Transaction Agreements and this breach or failure to perform has not been cured to the good faith satisfaction of WPP;

•	any of the representations and warranties of the Company set forth in the Stock Purchase Agreement shall have been inaccurate in any material respect when made or shall thereafter become inaccurate in any material respect;

•	the Stock Purchase Agreement shall have been terminated, or any party thereto shall have the right (immediately or after the passage of time) to terminate the Stock Purchase Agreement in accordance with its terms;

•	any event, circumstance, change or effect occurs or is threatened that, individually or in the aggregate with any other events, circumstances, changes and effects occurring after February 11, 2015 is or may be materially adverse to the business, condition (financial or otherwise), assets, liabilities, capitalization, operations or results of operations, or prospects of the Company or any of its subsidiaries that, in our reasonable judgment, is or may be materially adverse to the Company or any of its subsidiaries, or we become aware of any facts that, in our reasonable judgment, have or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to us or WPP;

•	the Company or any of its subsidiaries has caused a reduction in the number of outstanding Shares or other securities (other than the acquisition by the Company of employee equity awards upon the exercise, settlement or forfeiture thereof in ordinary course of business consistent with past practice); issued any additional Shares; permitted the issuance of any shares or other securities of any subsidiary of the Company; declared any dividend or other distribution on any shares of the Company; altered any material term of any outstanding security, issued any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business consistent with past practice; authorized, recommended, proposed, announced its intent to enter into any agreement that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Shares to us or WPP; entered into or amended any employment, severance or similar arrangement with any of its employees other than in the ordinary course of business consistent with past practice or entered into or amended any such arrangements that provide for increased benefits to employees as a result of or in connection with the making of the Offer;

•	we become aware (i) that any material contractual right of the Company or any of its subsidiaries has been impaired or that any material amount of indebtedness of the Company or any of its subsidiaries has been accelerated or has otherwise become due or become subject to acceleration prior to its stated due date or (ii) of any covenant, term or condition in any instrument of the Company or any of its subsidiaries that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its affiliates or the value of the Shares to us or WPP (including, without limitation, any event of default that may ensue as a result of or in connection with the Offer); or

•	we or any of our affiliates reach any other agreement or understanding with the Company pursuant to which it is agreed that the Offer will be terminated.

These and other conditions to our obligation to purchase Shares tendered in the Offer are described in greater detail in Section 16—“Conditions to the Offer”.

How do I accept the Offer and tender my Shares?

If you desire to tender all or any portion of your Shares in the Offer, you must, prior to expiration of the Offer:

•	If you are a record holder (i.e., a stock certificate representing Shares has been issued to you or you hold Shares directly in your name in book-entry form), complete and sign the enclosed Letter of Transmittal and send it and any other documents along with your stock certificate to the Depositary, or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3—“Procedure for Accepting the Offer and Tendering Shares” of this Offer to Purchase.

•	If you are a record holder whose Shares are represented by a stock certificate but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary within three Nasdaq trading days. For the tender to be valid, however, the Depositary must receive the missing items within that three trading-day period. Please call the Information Agent at (212) 269-5550 if you require assistance. See Section 3—“Procedure for Accepting the Offer and Tendering Shares” for further details.

•	If you hold your Shares through a broker, dealer, trust company, bank or other nominee, contact your broker, dealer, trust company, bank or other nominee and give instructions that your Shares be tendered.

See Section 3—“Procedures for Accepting the Offer and Tendering Shares” for more information.

If I accept the Offer, when will I get paid?

If the conditions to the Offer as set forth in the Introduction and Section 15 are satisfied or waived and we consummate the Offer and accept your Shares for payment (after giving effect to any proration), you will receive a check in an amount equal to the number of Shares you tendered multiplied by $46.13 (less applicable withholding taxes), promptly following our acceptance of the Shares in the Offer. If the Offer is subject to proration, you will be paid after we announce the final results of any proration. See Section 2—“Acceptance for Payment and Payment; Proration” for more information.

Until when can I withdraw my previously tendered Shares?

You may withdraw all or a portion of your tendered Shares by delivering written or facsimile notice to the Depositary prior to the expiration of the Offer. Further, if we have not agreed to accept your Shares for payment within 60 days of the commencement of the Offer, you can withdraw them at any time after that 60-day period until we do accept your Shares for payment. Once Shares are accepted for payment, they cannot be withdrawn. See Section 1—“Terms of the Offer; Expiration Date” and Section 4—“Withdrawal Rights” for more information.

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Shares. See Section 4—“Withdrawal Rights” for more information.

What does comScore’s board of directors think of the Offer?

comScore’s Board of Directors has determined that the Stock Purchase Agreement and the transactions contemplated thereby, including this Offer, are in the best interests of the Company’s stockholders, but is remaining neutral and making no recommendation to the Company’s stockholders as to whether to tender Shares into this Offer.

If I decide not to tender, how will the Offer affect me?

If you decide not to tender your Shares, you will still own the same amount of Shares and comScore will still be a public company listed on Nasdaq. Our purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares. We do not believe that our purchase of Shares pursuant to the Offer will adversely affect the liquidity or the market value of the remaining Shares held by the public. However, neither we nor WPP can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price. See Section 7—“Effect of the Offer on the Market for the Shares” of this Offer to Purchase.

Are appraisal rights available in the Offer?

Appraisal rights are not available in the Offer. See Section 17—“Certain Legal Matters; Required Regulatory Approvals” for more information.

What are the U.S. federal income tax consequences of the Offer?

The receipt by a U.S. holder of cash in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder who sells Shares into the Offer generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Shares sold into the Offer. See Section 5—“Material United States Federal Income Tax Consequences of the Offer” for more information, including certain U.S. federal income tax consequences of the Offer to non-U.S. holders.

We strongly urge you to consult your tax advisors as to the specific tax consequences to you of selling Shares into the Offer, including the applicability and effect of U.S. federal, state, local, foreign and other tax laws in your particular circumstances, and the possibility of back-up withholding being applicable to you. See Section 5—“Material United States Federal Income Tax Consequences of the Offer” for more information.

What is the market value of my Shares as of a recent date?

The closing price per Share, as reported by Nasdaq, on February 19, 2015, the last full trading day before the commencement of the Offer, was $51.45. The price per Share being offered by in the Offer is $5.32 less than the closing price per Share on February 19, 2015. We advise you to obtain a recent quotation for your Shares prior to deciding whether or not to tender in the Offer. See Section 6—“Price Range of the Shares, Dividends on the Shares” for more information.

Whom can I call with questions?

You can call D.F. King & Co., Inc., our Information Agent, at (212) 269-5550 (for banks and brokers) or (877) 297-1744 (toll-free) with any questions you may have. See the back cover of this Offer to Purchase.

To the Holders of Shares of Common Stock of comScore, Inc.:

INTRODUCTION

Cavendish Square Holding B.V., an indirect wholly-owned subsidiary of WPP plc (“WPP”) and a private limited liability company organized under the laws of the Netherlands (“Purchaser”), hereby offers to purchase up to 5,520,229 shares of common stock, par value $0.001 per share (the “Shares”), of comScore, Inc., a Delaware corporation (“comScore” or the “Company”), at a price of $46.13 per Share net to the seller in cash without interest and less applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements, constitute the “Offer”). Based on information provided by the Company, as of the close of business on February 11, 2015, 34,139,670 Shares were issued and outstanding. Accordingly, the Shares we are seeking to purchase pursuant to the Offer represent approximately 16% of the Shares outstanding as of February 11, 2015. The Offer is being made pursuant to a Stock Purchase Agreement, dated as of February 11, 2015 (as may be amended from time to time, the “Stock Purchase Agreement”), by and among Purchaser, WPP Group USA, Inc., a Delaware corporation and indirect subsidiary of WPP (“GUSA”), the Company and the Company’s subsidiary CS Worldnet Holding B.V., a private limited liability company organized under the laws of the Netherlands (“CS B.V.”) and in connection with a strategic relationship being entered into between WPP and comScore.

This strategic relationship includes comScore’s acquisition, pursuant to the Stock Purchase Agreement, of all of the outstanding equity of our subsidiary Conniaco B.V. (“Newco B.V.”) in exchange for newly issued Shares representing 4.45% of comScore’s outstanding Shares immediately following such issuance (the “Consideration Shares”). Newco B.V. is a private limited liability company incorporated under the laws of the Netherlands that will acquire the companies and assets through which the internet audience measurement (“IAM”) businesses managed by WPP’s Kantar group of companies (“Kantar”) in Norway, Sweden and Finland (the “European IAM Business”) are conducted, pursuant to separate Business Sale and Purchase Agreements. Pursuant to the Stock Purchase Agreement, comScore’s acquisition of the equity of our subsidiary Newco B.V. and its issuance to us of the Consideration Shares is to occur no more than eight business days following the consummation of this Offer (subject to the satisfaction or waiver of the conditions to closing of the acquisition), but in any event no sooner than April 1, 2015. We refer to the purchase and sale of the equity in Newco B.V. in this Offer to Purchase as the “European IAM Acquisition”.

The strategic relationship also includes a strategic alliance under a Strategic Alliance Agreement entered into on February 11, 2015 pursuant to which WPP and comScore will collaborate on cross-media audience measurement (“CMAM”) (including the combined reporting of IAM, television audience measurement (“TAM”) and other media) business outside the United States.

Under the terms of the Stock Purchase Agreement, if the number of Shares we acquire pursuant to the Offer, together with the Consideration Shares, is less than 15% of the Shares outstanding immediately after the issuance of the Consideration Shares, we will have the option to acquire newly-issued Shares at a price per Share equal to the Offer Price to increase our aggregate holdings to an amount equal to 15% of the Shares outstanding after giving the issuance of the Consideration Shares and the issuance of the Shares issuable upon exercise of this option. We refer to this option in this Offer to Purchase as the “Top-Up Option” and the Shares we may acquire upon exercise of the Top-Up Option as the “Top-Up Shares.”

We, GUSA and comScore have entered into a Voting Agreement and a Stockholders Rights Agreement that will govern GUSA’s and our rights and obligations as a holder of Shares.

The Stock Purchase Agreement, Business Sale and Purchase Agreements, Stockholders Rights Agreement, Voting Agreement and Strategic Alliance Agreement are described in Section 12—“Transaction Documents”.

The Offer is conditioned upon, among other things, (i) any waiting period (and any extension), approval or clearance applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or under any applicable foreign competition statutes or regulations applicable to the Offer, has expired, been terminated or been obtained on terms satisfactory to us and WPP, and (ii) certain other conditions have been satisfied. These and other conditions to our obligation to purchase Shares tendered in the Offer are described in greater detail in Section 16—“Conditions to the Offer”.

We anticipate that if we purchase Shares in the Offer, the purchase will be consummated within three Nasdaq Global Market trading days after the final expiration of the Offer, unless we are required to prorate the tendered Shares.

comScore’s Board of Directors has determined that the Stock Purchase Agreement and the transactions contemplated thereby, including this Offer, are in the best interests of the Company’s stockholders, but is remaining neutral and making no recommendation to the Company’s stockholders as to whether to tender Shares into this Offer.

Tendering stockholders who are record owners of their Shares and who tender directly to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by us pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult the institution as to whether it charges any service fees or commissions.

The holders of the Shares do not have appraisal rights as a result of the Offer.

The Offer is made only for Shares and is not made for any options to acquire Shares.

Certain material United States federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5—“Material United States Federal Income Tax Consequences of the Offer.”

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

FORWARD LOOKING STATEMENTS

This Offer to Purchase contains, in addition to historical information, forward-looking statements. Forward-looking statements made in this Offer to Purchase are subject to risks and uncertainties. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “believes,” “plans,” “anticipates,” “estimates,” “expects,” “intends,” “seeks” or similar expressions. In addition, any statements we may provide concerning future financial performance, ongoing business strategies or prospects, and possible future actions, including with respect to our plans with respect to comScore, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about comScore and WPP, economic and market factors and the industries in which comScore and WPP conduct business, among other things. You should not place undue reliance on forward-looking statements, which are based on current expectations, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove accurate. This cautionary statement is applicable to all forward-looking statements contained in this Offer to Purchase and the material accompanying this Offer to Purchase. These statements are not guarantees of future performance. All forward-looking statements included in this Offer to Purchase are made as of the date on the front cover of this Offer to Purchase and, unless otherwise required by applicable law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors.

THE OFFER

1.	TERMS OF THE OFFER; EXPIRATION DATE.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for up to 5,520,229 Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4—“Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City time, at the end of March 20, 2015 (20 business days from the date of commencement of the Offer), unless we extend the period during which the Offer is open, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended, expires.

The Offer is subject to the conditions set forth in Section 16—“Conditions to the Offer,” which include, among other things, (i) any waiting period (and any extension), approval or clearance applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or under any applicable foreign competition statutes or regulations applicable to the Offer has expired, been terminated or been obtained on terms satisfactory to us and WPP, and (ii) certain other conditions have been satisfied.

We may extend the Offer in our sole discretion if at the then-scheduled expiration date of the Offer, any of the conditions to the Offer (the “Tender Offer Conditions”) has not been satisfied or waived until the satisfaction or waiver of these conditions. We will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer. We will not conduct a subsequent offering period following expiration of the Offer. During any extension of the Offer, all Shares previously tendered and not properly withdrawn will remain subject to the Offer. Shares tendered into the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment by us pursuant to the Offer, may also be withdrawn at any time after April 20, 2015. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered the Shares. If Share certificates evidencing Shares (the “Share Certificates”) to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of the Share Certificates, the serial numbers shown on the Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3—“Procedures for Accepting the Offer and Tendering Shares” below), unless the Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” below, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties.

Subject to the applicable rules and regulations of the SEC, we reserve the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer.

The rights reserved by us by the preceding paragraph are in addition to our rights pursuant to Section 16—“Conditions to the Offer.” Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement if required. This announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of those changes), and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to a national news service.

If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described under Section 4—“Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited promptly after the termination or withdrawal of the bidder’s offer.

If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality of the change. The Staff of the SEC has stated that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders and, if a material change is made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow for adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, we decrease the number of Shares being sought or increase the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of this decrease or increase is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of the tenth business day. As used in this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time on this day.

comScore has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer and other offering materials to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and the other related documents will be mailed to record holders of Shares whose names appear on comScore’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

We reserve the right to transfer or assign to one or more of our affiliates, in whole or in part, the right to purchase all or any portion of the Shares tendered in the Offer, but any transfer or assignment will not relieve us of our obligations under the Offer.

2.	ACCEPTANCE FOR PAYMENT AND PAYMENT; PRORATION.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment) and the satisfaction or waiver of all the conditions to the Offer set forth in Section 16—“Conditions to the Offer,” we will accept for payment and pay for, as promptly as practicable following the Expiration Date, up to a maximum of 5,520,229 Shares validly tendered prior to the Expiration Date and not properly withdrawn prior to the Expiration Date. We expressly reserve the right, in our sole discretion, but subject to applicable laws, to delay acceptance for and thereby delay payment for Shares in order to comply with applicable laws or if any of the conditions referred to in Section 16—“Conditions to the Offer” have not been satisfied or if any event specified in such section has occurred.

If more than 5,520,229 Shares are validly tendered prior to the Expiration Date, and not properly withdrawn, we will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for 5,520,229 Shares on a pro rata basis (with adjustments to avoid purchases of fractional Shares), such that the aggregate number of Shares that we purchase pursuant to the Offer is equal to 5,520,229 Shares. This means that we will purchase from each stockholder who tendered Shares into the Offer a number of Shares calculated by multiplying the number of Shares properly tendered by such stockholder by a proration factor, adjusted by rounding down to the nearest whole number of Shares to avoid purchases of fractional Shares. The proration factor will equal 5,520,229 divided by the total number of Shares properly tendered and not withdrawn.

If proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn (including due to tenders pursuant to the guaranteed delivery procedures), we do not expect to announce the final results of proration or pay for any Shares until at least five trading days after the Expiration Date. We will not pay for any Shares tendered until after the final proration factor has been determined. Preliminary results of proration will be announced by press release promptly following the Expiration Date. After the Expiration Date, holders of Shares may obtain preliminary proration information from the Information Agent or the Depositary. All Shares not accepted for payment will be returned to the stockholder or, in the case of tendered Shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, promptly after the expiration or termination of the Offer.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates or confirmation of a book-entry transfer of the Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares”; (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal; and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of this Book-Entry Confirmation, that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce the Letter of Transmittal against the participant.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, we will make payment for Shares accepted for payment pursuant to the Offer by depositing the Offer Price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting the payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and these Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described under Section 4—“Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

On the terms of and subject to the conditions to the Offer, we will pay for Shares we have accepted for payment under the Offer by depositing the purchase price therefor with the Depositary. The Depositary will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders whose Shares we have accepted for payment.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR THOSE SHARES.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” these Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3.	PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

Valid Tenders. In order for a stockholder validly to tender Shares into the Offer, either (i) the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing tendered Shares must be received by the Depositary at this address or (B) the Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery.”

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer those Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered, unless the holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on the Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares into the Offer and the Share Certificates evidencing the stockholder’s Shares are not immediately available or the stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or the stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, those Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, in the form made available by us, is received prior to the Expiration Date by the Depositary as provided below; and

•	the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us.

Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing the Shares or a Book-Entry Confirmation of a book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3; (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal; and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates, Book-Entry Confirmations or other required documents with respect to Shares are actually received by the Depositary.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the Shares or equivalent securities at least equal to the shares being tendered, and (ii) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering (a) has a net long position equal to or greater than the amount of (x) shares tendered or (y) other securities convertible into or exchangeable or exercisable for the shares tendered and will acquire the shares for tender by conversion, exchange or exercise and (b) will deliver or cause to be delivered the shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above will also constitute the tendering stockholder’s representation and warranty that the stockholder has the full power and authority to tender, sell, transfer and assign the Shares tendered and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances, conditional sales agreements and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer. Our acceptance for payment of Shares tendered into the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

A properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us or the Information Agent. All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any notification.

Appointment of Proxy. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint our designees as that stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of that stockholder’s rights with respect to the Shares tendered by that stockholder and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of those Shares. All powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that, we accept for payment tendered Shares. Upon this appointment, all prior powers of attorney, proxies and consents given by a stockholder with respect to Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by that stockholder (and, if given, will not be deemed effective). Our designees will thereby be empowered to exercise all voting and other rights with respect to the Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of the Company’s stockholders, actions by written consent in lieu of any meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of the Shares, we must be able to exercise full voting, consent and other rights with respect to the Shares and other related securities or rights, including voting at any meeting of stockholders.

Backup Withholding. Under the “backup withholding” provisions of U.S. federal income tax law, the Depositary may be required to withhold and pay over to the Internal Revenue Service (“IRS”) a portion of the amount of any payments pursuant to the Offer. In order to prevent this backup withholding with respect to payments of the Offer Price for Shares purchased pursuant to the Offer, each stockholder must provide the Depositary with the stockholder’s correct taxpayer identification number (“TIN”) and certify that the stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain stockholders (including all corporations and certain foreign individuals and entities) may not be subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certification described above, the IRS may impose a penalty on the stockholder and payment to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares into the Offer who are U.S. persons (as defined for U.S. federal income tax purposes) should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Foreign stockholders should complete and sign the appropriate IRS Form W-8 (a copy of which may be obtained from the Depositary or downloaded from the IRS’ website) in order to avoid backup withholding. Those stockholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 8 of the Letter of Transmittal.

4.	WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 4, tenders of Shares into the Offer are irrevocable. However, Shares tendered into the Offer may be withdrawn at any time prior to midnight on the Expiration Date and, unless already accepted for payment by us pursuant to the Offer, may also be withdrawn at any time after April 20, 2015.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered the Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of the Share Certificates, the serial numbers shown on the Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless the Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any notification.

5.	MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER

The following discussion summarizes material U.S. federal income tax consequences of the Offer to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer. This discussion is for general information only and is not tax advice. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders of the Company. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations, each as in effect as of the date of this Offer to Purchase, all of which are subject to change, possibly with retroactive effect. Any change could alter the tax consequences described in this Offer to Purchase. We have not requested, and do not plan to request, any rulings from the IRS concerning the matters discussed in this Offer to Purchase. This discussion is not binding on the IRS or any court, and there can be no assurance that the IRS will not take a contrary position or that any contrary position will not be sustained by a court. This summary also does not consider the non-U.S., state, or local tax treatment of a sale of Shares pursuant to the Offer, any U.S. alternative minimum tax consequences or consequences under the Medicare tax on net investment income, or, except as specifically set forth below, the U.S. federal income tax considerations applicable to persons that are not generally subject to U.S. federal income tax (including persons that are not “United States Persons” within the meaning of Section 7701(a)(30) of the Code). Holders of Shares who are not United States Persons are urged to consult their tax advisors regarding the U.S. federal income tax consequences and withholding rules and any applicable foreign tax consequences of the Offer.

This discussion applies only to stockholders of the Company who hold Shares as capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to stockholders of the Company that are subject to special rules under the U.S. federal income tax laws, including insurance companies, tax-exempt organizations, financial institutions, regulated investment companies, broker-dealers, partnerships and other pass-through entities, controlled foreign corporations, passive foreign investment companies, persons subject to the alternative minimum tax, persons whose functional currency is not the United States dollar, persons holding Shares as part of a hedge, straddle, constructive sale or conversion transaction, U.S. expatriates, and non-U.S. holders, as defined below, except to the extent described below. This summary also does not discuss any state, local, foreign or other tax considerations.

If any entity that is treated as a partnership for U.S. federal tax purposes holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partnership or a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal tax purposes and that entity is holding Company Shares, you should consult your tax advisor.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of Shares that is a “United States Person” within the meaning of Section 7701(a)(30) of the Code because such beneficial owner is one of the following:

•	a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any of its political subdivisions;

•	a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

As used in this discussion, a “non-U.S. holder” means a beneficial owner of Shares that is an individual, corporation, estate or trust that is not a U.S. holder as described in the bullets above.

An individual who is not a citizen or formally a resident of the United States nonetheless may, subject to certain exceptions, be deemed to be a resident of the United States with respect to a calendar year for U.S. federal tax purposes by virtue of being present in the United States on at least 31 days in the calendar year and on an aggregate of at least 183 days during the current calendar year and the two preceding calendar years (counting for these purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). U.S. resident aliens generally are subject to U.S. federal income tax as if they were citizens of the United States.

Non-Participation in the Offer

Stockholders who do not participate in the Offer (including those whose Shares are tendered and properly withdrawn) should not incur any U.S. federal income tax liability as a result of the Offer.

U.S. Holders

The receipt by a U.S. holder of cash in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who sells Shares into the Offer will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Shares. Gain or loss will be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction). Assuming the Shares constitute capital assets in the hands of the U.S. holder, any gain or loss will be long-term capital gain or loss provided the U.S. holder’s holding period for the Shares is more than one year at the time of consummation of the Offer, as the case may be, and none of the proceeds represent previously declared, but unpaid, dividends (in which case the tax treatment to that extent could differ). Assuming that the Company does not declare any dividends prior to consummation of the Offer, none of the proceeds of a sale of stock should be treated as accrued dividends. Long-term capital gains of non-corporate taxpayers generally are taxable at preferential tax rates. Capital gains recognized on the disposition of Shares held for less than one year will be treated as short-term capital gain, which generally is subject to tax at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Additional Tax on Net Investment Income

Certain U.S. Holders that are individuals, estates or trusts whose income exceeds certain thresholds and who have “net investment income” as defined by the Code may be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, capital gains from the sale or taxable disposition of Shares, subject to certain limitations and exceptions. U.S. Holders should consult their tax advisors with respect to the potential application of this tax.

Non-U.S. Holders

A non-U.S. holder’s gain or loss from the sale of Shares into the Offer generally will be determined in the same manner as that of a U.S. holder. A non-U.S. holder generally should not be subject to U.S. federal income taxation on any gain or loss unless: (i) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, or, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; (ii) the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the disposition of Shares and certain other requirements are met; or (iii) the Shares constitute a “United States real property interest” under the Foreign Investment in Real Property Tax Act of 1980. comScore has advised us that it does not believe that its Shares constitute a United States real property interest based on the composition of its assets.

A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States will be subject to U.S. federal income tax on the gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to the 30% branch profits tax on this effectively connected gain.

A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the disposition of Shares and who meets certain other requirements will be subject to a flat 30% tax on the gain derived from the disposition of Shares, which gain may be offset by United States source capital losses. In addition, the non-U.S. holder may be subject to applicable alternative minimum taxes.

If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to reduce or eliminate certain of the U.S. federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. holders should consult their tax advisors regarding possible relief under an applicable income tax treaty.

Information Reporting and Withholding

Backup withholding, currently imposed at a rate of 28%, or certain other withholding, as well as information reporting, may apply to cash received pursuant to the Offer. Backup withholding will not apply, however, to a holder who:

•	in the case of a U.S. holder, furnishes a correct TIN and certifies that it is not subject to backup withholding on the substitute IRS Form W-9 or successor form;

•	in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form; or

•	is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

Backup withholding is not an additional tax and any amount withheld under the backup withholding rules may be credited against the holder’s U.S. federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the stockholder and payment to the stockholder pursuant to the Offer may be subject to backup withholding.

THE FOREGOING DISCUSSION IS BASED ON THE LAW IN EFFECT ON THE DATE OF THIS OFFER AND DOES NOT PURPORT TO BE A COMPLETE SUMMARY OF THE POTENTIAL TAX CONSEQUENCES OF THE OFFER. WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN YOUR PARTICULAR CIRCUMSTANCES. NOTHING IN THIS OFFER TO PURCHASE IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

6.	PRICE RANGE OF THE SHARES, DIVIDENDS ON THE SHARES

The Shares are listed and traded principally on the Nasdaq Global Market (“Nasdaq”) under the symbol “SCOR.” The following table sets forth, for the periods indicated, the high and low sale prices per Share for the periods indicated. Share prices are as reported on Nasdaq based on published financial sources:

	High	Low
Year Ended December 31, 2013:

First Quarter	$17.44	$13.98
Second Quarter	24.39	15.67
Third Quarter	29.79	24.63
Fourth Quarter	29.09	25.83

Year Ended December 31, 2014:

First Quarter	$34.11	$25.98
Second Quarter	36.23	27.41
Third Quarter	39.78	35.38
Fourth Quarter	48.16	35.03

Year Ending December 31, 2015:

First Quarter (through February 19, 2015)	$55.40	$39.89

On February 19, 2015, the last full trading day prior to the commencement of the Offer, the closing price per Share on Nasdaq was $51.45 per Share. The price per Share being offered by in the Offer is $5.32 less than the closing price per Share on February 19, 2015.

We urge you to obtain a current market quotation for the Shares.

According to the Form 10-Ks and 10-Qs filed by the Company with the SEC, the Company did not pay any cash dividends on the Shares in its fiscal years ended December 31, 2013 and December 31, 2014.

7.	EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES.

Market for the Shares. Stockholders who do not tender their Shares in the Offer or who do not have all of their Shares accepted because of proration will continue to be owners of the Shares. As a result, such stockholders will continue to participate in the future performance of the Company and to bear the attendant risks associated with owning Shares. Stockholders that do not tender their Shares pursuant to the Offer or who do not have all of their Shares accepted because of proration may be able to sell their Shares in the future on Nasdaq or otherwise at a net price higher or lower than the Offer Price. We can give no assurance, however, as to the price at which a stockholder may be able to sell his, her or its Shares in the future.

Our purchase of Shares under the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. We do not believe that our purchase of Shares pursuant to the Offer will adversely affect the liquidity and market value of the remaining Shares held by the public. However, neither we nor WPP can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

Stock Exchange Listing. The Shares are listed on Nasdaq. We do not believe that the purchase of 5,520,229 Shares pursuant to the Offer is likely to result in the Company’s failure to meet the standards for continued listing on Nasdaq. If, however, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued listing on Nasdaq, the market for the Shares could be adversely affected. According to Nasdaq’s published guidelines, the Shares would not meet the criteria for continued listing on Nasdaq if, among other things, (i) the total number of holders of Shares fell below 400, (ii) the number of publicly held Shares (defined as total shares outstanding, less any shares held directly or indirectly by officers, directors or any person who is the beneficial owner of more than 10% of the total shares outstanding) fell below 750,000 or (iii) the market value of publicly held shares fell below $5 million.

Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. We expect that the Company will continue to be subject to the registration and reporting requirements of the Exchange Act after the completion of the Offer. If, however, the registration of the Shares under the Exchange Act is terminated as a result of our purchase of the Shares pursuant to the Offer, that would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholders’ meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. Furthermore, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of, or delayed in, the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of Shares for the purpose of buying, carrying or trading in securities. We believe that, following our purchase of Shares pursuant to the Offer, the Shares will continue to constitute margin securities for purposes of the margin regulations of the Federal Reserve Board. Depending upon factors similar to those described above regarding listing and market quotations, however, it is possible the Shares might no longer constitute “margin securities” for the purpose of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8.	CERTAIN INFORMATION CONCERNING THE COMPANY.

General. The Company is a Delaware corporation with its principal offices located at 1950 Democracy Drive, Suite 600, Reston, Virginia 20190. The Company’s telephone number is (703) 438-2000. According to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, comScore provides digital media analytics measuring what people do as they navigate the digital world across multiple technology platforms including personal computers, smartphones, tablets and televisions and interact with digital media, including Web sites, apps, video programming and advertising.

The Company has informed us that as of February 11, 2015, there were 34,139,670 Shares outstanding.

Available Information. The Shares are registered under the Exchange Act. Accordingly, comScore is subject to the information reporting requirements of the Exchange Act and is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters.

Certain information as of particular dates concerning comScore’s directors and officers, their remuneration, stock options and other matters, the principal holders of comScore’s securities and any material interest of those persons in transactions with comScore is required to be disclosed in comScore’s proxy statements distributed to comScore’s stockholders and filed with the SEC. These reports, proxy statements and other information are available for inspection at the public reference facilities of the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of this information are obtainable, by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, DC 20549. The SEC also maintains a Web site on the Internet at http: //www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

Except as otherwise stated in this Offer to Purchase, the information concerning comScore has been taken from or based upon publicly available documents on file with the SEC and other publicly available information. Although WPP and Purchaser do not have any knowledge that any this information is untrue, neither WPP nor Purchaser takes any responsibility for the accuracy or completeness of this information or for any failure by comScore to disclose events that may have occurred and may affect the significance or accuracy of any of this information.

The European IAM Business. As described in more detail in Section 16—“Conditions to the Offer”, the completion of the European IAM Acquisition is not a condition to the Offer. If the European IAM Acquisition is consummated, comScore will own the European IAM Business. The European IAM Business consists of the internet audience measurement businesses managed by WPP’s Kantar group of companies in Norway, Sweden and Finland. “Internet audience measurement” means generally the measurement of audiences (for any purpose, including the purposes of establishing audience size and/or composition) for all content consumed via the internet, including web pages, video, and associated advertising, whether by a panel or other sample selected to represent the viewing of the universe from which the panel is selected or otherwise, including video content in the aggregate.

9.	CERTAIN INFORMATION CONCERNING PURCHASER AND WPP.

Purchaser is a private limited liability company organized under the laws of the Netherlands and an indirect wholly-owned subsidiary of WPP. The principal offices of Purchaser are located at Laan op Zuid 167, 3072 DB Rotterdam, the Netherlands, and its principal telephone number is +31 10 289 4444.

WPP is a Jersey public limited company and is one of the world’s leading communications services groups. Through its operating companies it provides a comprehensive range of communications services. These services include: advertising and media investment management; public relations and public affairs; branding and identity, healthcare and specialist communications. WPP operates from out of 3,000 offices in 111 countries including associates, providing communications services to more than 351 of the Fortune 500, all 30 of the Dow Jones 30, 69 of the NASDAQ 100 and 31 of the Fortune e-50. As of January 31, 2015, WPP had a market capitalization (excluding treasury shares) of approximately £19.3 billion (US$29.8 billion). WPP’s principal executive offices are located at 27 Farm Street, London W1J 5RJ, and its telephone number is +44 (0) 20 7408 2204.

WPP is subject to the informational filing requirements for a foreign private issuer of the Exchange Act and informational filing requirements of the Jersey Companies Law. WPP is required to file periodic reports with the SEC furnishing material information which WPP (i) makes or is required to make public pursuant to the laws of Jersey or the United Kingdom; or (ii) files or is required to file with the London Stock Exchange and which was made public by that exchange; or (iii) distributes or is required to distribute to its shareholders relating to its business, financial condition and other matters. The reports and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. WPP’s filings are also available to the public on the SEC’s Internet site (www.sec.gov). Copies of these materials also may be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

WPP will also make information relating to the transaction available to the public on WPP’s Internet site (www.wpp.com/wpp/investor). The website and the information on or connected to the website are not a part of this Offer to Purchase, are not incorporated herein by reference and should not be considered a part of this Offer to Purchase.

The name, business address and telephone number, citizenship, present principal occupation and employment history of each of the directors and executive officers of WPP and Purchaser are set forth in Schedule I of this Offer to Purchase.

Except as set forth elsewhere in this Offer to Purchase (including Schedule I), (i) none of Purchaser or WPP, or to the knowledge of Purchaser or WPP, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of Purchaser or WPP or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company and (ii) none of Purchaser or WPP, or to the knowledge of Purchaser or WPP, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries, has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days.

Except as set forth in this Offer to Purchase, (i) none of Purchaser or WPP, or to the knowledge of Purchaser or WPP, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company and (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Purchaser, WPP, or any of WPP’s other subsidiaries or, to the knowledge of Purchaser or WPP, any of the persons listed in Schedule I, on the one hand, and the Company or any of its executive officer, directors and/or affiliates, on the other hand.

Except as set forth in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Purchaser, WPP, or any of WPP’s other subsidiaries or, to the knowledge of Purchaser or WPP, any of the persons listed in Schedule I, on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

None of Purchaser, WPP, or the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Purchaser, WPP, or the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

10.	BACKGROUND OF THE OFFER.

As part of WPP’s regular review and evaluation of potential strategic options and business opportunities, WPP explored a potential investment in the Company in March 2013. However, no agreement between the parties was reached.

Contact between the senior management of WPP and the Company resumed in April 2014 when Magid Abraham, Executive Chairman of the Board of Directors of the Company, and Serge Matta, Chief Executive Officer of the Company, attended a lunch with Sir Martin Sorrell, Group Chief Executive of WPP, and briefly discussed the possibility of a joint venture between WPP and the Company outside of North America. Thereafter, on May 5, 2014, Sir Martin and Messrs. Andrew Scott, Chief Operating Officer of WPP Europe, Eric Salama, Chief Executive Officer of Kantar, Magid Abraham and Serge Matta held a teleconference during which the parties continued discussions regarding a potential joint venture between WPP and the Company outside of North America.

In connection with the parties’ exploration of a potential transaction, WPP retained Goldman, Sachs & Co. (“Goldman”) as its financial advisor and Davis & Gilbert LLP (“D&G”) as its legal advisor, and the Company retained JPMorgan Securities LLC (“JPM”) as its financial advisor and Wilson Sonsini Goodrich & Rosati PC (“WSGR”) as its legal advisor. On May 6, 2014, the Company and WPP executed a mutual confidentiality agreement to facilitate the exchange of information relating to the potential transaction.

From late May and through early August 2014, the parties explored a number of alternative deal structures and held a series of discussions relating thereto. Following these discussions, the parties decided that instead of a joint venture, WPP and the Company would enter into a strategic relationship consisting of a series of transactions, including the Company’s acquisition of WPP’s European IAM Business, WPP’s acquisition of an equity stake in the Company, and the development of certain strategic collaboration designed to explore business opportunities that would benefit the industry through the provision of new or streamlined products and services and in turn would benefit both parties.

On October 6, 2014, WPP sent an initial draft of the non-binding term sheet to the Company. From mid-October through late November, WPP and the Company and their respective financial advisors engaged in a series of negotiations of deal terms and exchanged multiple drafts of the non-binding term sheet. Among other things, the parties negotiated WPP’s standstill obligations, the limitations on its voting rights with respect to Shares acquired in the transaction, and various regulatory considerations. During the same period, the Company and its representatives began conducting due diligence on the European IAM Business, including the review of certain documents provided by WPP in an electronic data room. On December 24, 2014, the Company and GUSA executed the non-binding term sheet, which set forth the principal structure of the sale of the European IAM Business, the Offer, and the strategic alliance between the Company and WPP. The non-binding term sheet remained subject to the drafting and negotiation of definitive agreements. Following the execution of the non-binding term sheet, the Company continued to conduct diligence on the European IAM Business.

On December 26, 2014, WPP commenced its diligence process by reviewing the Company’s SEC filings and reports issued by financial analysts. On various dates during January 2015, WPP and its representatives conducted telephonic and in-person due diligence sessions with the Company and its representatives regarding various aspects of the Company’s business.

On January 9, 2015, the Company sent initial drafts of the Voting Agreement and the Stockholder Rights Agreement to WPP and Goldman; a few days later, the Company also provided initial drafts of the Strategic Alliance Agreement and the agreement that ultimately became the Stock Purchase Agreement.

From mid-January to February 11, 2015, WPP and its advisors and the Company and its advisors exchanged multiple drafts of the transaction documents. A number of calls occurred wherein the parties negotiated the terms of transaction documents and discussed various issues, including outstanding diligence items and regulatory matters. During this period, JPM and members of the Company’s management continued to respond to diligence requests and inquiries from WPP and Kantar.

On February 9, 2015, a committee of the board of directors of WPP unanimously approved the Stock Purchase Agreement negotiated between the parties and the transactions contemplated thereby, including the Offer.

On February 11, 2015, the Company informed WPP that, at a special meeting of the Company’s board of directors held on February 11, 2015, the board unanimously approved the Strategic Alliance Agreement, the Stock Purchase Agreement, the Stockholders Rights Agreement, the Voting Agreement, and the transactions contemplated by these agreements, including the Offer. While the Company’s board of directors has unanimously determined that the transactions are generally in the best interest of the Company’s stockholders, the board is expressing no opinion on and is remaining neutral with respect to the Offer.

On February 11, 2015, following the approval by the Company’s board of directors, the Company, as Buyer Parent, CS B.V., as Buyer, GUSA, as Seller Parent, and Purchaser, as Seller, executed the Stock Purchase Agreement and each of the Company and WPP issued press releases announcing the execution of the Stock Purchase Agreement.

On February 20, 2015, pursuant to the Stock Purchase Agreement, Purchaser and WPP commenced the Offer.

11.	CONTACTS WITH THE COMPANY.

As participants in the media and communications industry, WPP and its affiliates and the Company have had a series of commercial relationships. Since December 2005, the Company has been providing a range of products and services, including comScore’s syndicated services, marketing solutions, and custom survey work, to GUSA pursuant to a Master Services Agreement (the “MSA”). Also, the Company has entered other services agreements with WPP and its affiliates for the purchase of comScore’s products and services outside of the United States. To the best knowledge of WPP and Purchaser, based on information from the Company, in the last calendar year WPP and its affiliates’ purchases of the Company’s products and services totaled over $7,500,000 worldwide, and within this amount GroupM, an affiliate of WPP and the parent company of WPP’s media agencies, purchased over $3,500,000 in comScore products and services. The Company and GroupM are in the process of discussing a potential service order addendum to the MSA that would provide for a renewal of certain subscriptions and an ability to purchase additional syndicated and custom products and services from the Company. The details of the service order addendum have yet to be finalized. As currently contemplated, the service order would provide for a credit bank with a value of approximately $20,000,000 to be allocated over a five year term.

12.	TRANSACTION DOCUMENTS.

The following are summaries of the material provisions of the Stock Purchase Agreement, the Business Sale and Purchase Agreements, the Stockholders Rights Agreement, the Voting Agreement and the Strategic Alliance Agreement (collectively, the “Transaction Agreements”). The descriptions of the Transaction Agreements do not purport to be complete and are qualified in their entirety by reference to the Transaction Agreements, copies of which were filed as exhibits to the Schedule TO, and are incorporated herein by reference. You may obtain copies of the Transaction Agreements from the Company or from the SEC, see in the manner set Section 8—“Certain Information Concerning the Company.” You are encouraged to read the full texts of the Transaction Agreements for a complete understanding of the matters summarized below.

Sale of European IAM Business. Pursuant to the terms of the Stock Purchase Agreement, we have agreed to sell all of the outstanding shares of capital stock of Newco B.V., which will acquire assets of the European IAM Business, to comScore B.V. in exchange for a number of newly issued Shares (the “Consideration Shares”) equal to 4.45% of the sum of the outstanding Shares as of the close of business on the business day prior to the IAM Acquisition Closing (as defined below) plus the Consideration Shares. The closing of the European IAM Acquisition (the “IAM Acquisition Closing”) will take place on a business day as soon as practicable on or after April 1, 2015 (but in no event more than eight business days following the closing of the Offer and the satisfaction or waiver of all of the closing conditions set forth in the Stock Purchase Agreement).

Representations and Warranties. In the Stock Purchase Agreement, we and GUSA have made customary representations and warranties to CS B.V., subject to the qualifications in the disclosure schedule delivered by us to CS B.V. concurrently with the execution and delivery of the Stock Purchase Agreement, including representations and warranties relating to: organization and good standing of Newco B.V. and its subsidiaries; authorization and enforceability of the Stock Purchase Agreement; absence of conflicts with organizational documents or applicable laws as a result of the execution of the Stock Purchase Agreement or the consummation of the transactions contemplated thereby; consents and governmental approvals and notices required in connection with the Stock Purchase Agreement; capitalization of Newco B.V.; subsidiaries of Newco B.V.; absence of undisclosed material liabilities in Newco B.V. or its subsidiaries; the European IAM Business’s compliance with applicable laws and orders; no pending or threatened litigation with respect to the European IAM Business; absence of certain adverse changes with respect to the European IAM Business since December 31, 2014; and pending litigation or infringement claims related to the intellectual property rights of the European IAM Business.

The Company and CS B.V. have also made certain customary representations and warranties to us and GUSA, subject to the qualifications in the schedules delivered by CS B.V. to us concurrently with the execution and delivery of the Stock Purchase Agreement, including representations and warranties relating to: organization and good standing of the Company and CS B.V.; authorization and enforceability of the Stock Purchase Agreement; absence of conflicts with organizational documents or applicable laws as a result of the execution of the Stock Purchase Agreement or the consummation of the transactions contemplated thereby; consents and governmental approvals and notices required in connection with the Stock Purchase Agreement; valid issuance and non-assessability of the Consideration Shares and Top-Up Shares; absence of material misstatements or omissions in the Company’s filings with the SEC; and the Company’s capitalization.

The Reorganization. We have agreed that, prior to the IAM Acquisition Closing, we will use reasonable best efforts to transfer the contracts and other assets exclusively or primarily used in the European IAM Business to subsidiaries of Newco B.V. pursuant to separate Business Sale and Purchase Agreements (the “BSPAs”) to be entered into between Newco B.V. and the companies through which the European IAM Business has been conducted (these entities, the “Transferor Entities”). For more information on the BSPAs, see —“Business Sale and Purchase Agreements” below.

Operating Covenants. The Stock Purchase Agreement provides that, prior to the IAM Acquisition Closing, we and GUSA will cause the Transferor Entities to operate the European IAM Business in the ordinary course and in material compliance with all applicable laws and regulations. In addition, we and GUSA have agreed that prior to the IAM Acquisition Closing, among other things and subject to certain exceptions, we will not permit the Transferor Entities to, with respect to the European IAM Business: transfer or sell any Business Assets (as defined below in “—Business Sale and Purchase Agreements”) (other than the transfer to Newco B.V. pursuant to the BSPAs); sell any products outside of the ordinary course of business; acquire any assets that would constitute Business Assets outside of the ordinary course of business; fail to pay any taxes or other material obligations when due; enter into or materially amend any material contracts outside of the ordinary course of business; change any tax election, adopt any new or make any changes to the existing tax accounting methods of the Transferor Entities, if doing so would affect in any material respect the Company or the Business in any tax period after the closing; make any material change to the accounting methods; incur any liens on the Business Assets other than certain permitted liens incurred in the ordinary course of business; incur liabilities or indebtedness other than in the ordinary course; terminate or materially modify any employment agreement, employment terms or employee benefit plan affecting employees of the European IAM Business, hire any new employees, or enter into any collective bargaining agreements; fail to comply with all applicable laws in any material respect; or enter into any agreement with respect to any of the foregoing matters.

Russian IAM Business. From the date of the IAM Acquisition Closing until the fifth anniversary thereof (the “Transfer Period”), WPP will notify CS B.V. if, at any time during this period, GUSA determines that WPP’s IAM business in Russia (the “Russian IAM Business”) could be transferred to comScore B.V. without any adverse impact on the Russian IAM Business or on Purchaser or its affiliates’ TAM business in Russia. If CS B.V., in its sole discretion, determines that it is able to operate the Russian IAM Business, CS B.V. may choose to acquire the Russian IAM Business, in which event the parties will use their reasonable best efforts to transfer the Russian IAM Business to CS B.V. or an affiliate for no additional consideration. If the Russian IAM Business is transferred and CS B.V. is unable to transfer dividend payments out of Russia during the Transfer Period due to political unrest, sanctions or other similar governmental restrictions, then GUSA will provide a cash payment to CS B.V. outside of Russia in the amount of such dividend payments provided that an equal amount is transferred by comScore or an affiliate to a WPP affiliate in Russia. However, no party will be required to take any action that would result in or involve a breach of applicable law.

The Offer. The Stock Purchase Agreement also requires that Purchaser commence the Offer as soon as reasonably practicable after the date of the Stock Purchase Agreement and that comScore file a recommendation and solicitation statement on Schedule 14D-9 with respect to the Offer and disseminate the statement to its stockholders as soon as practicable after the Offer commences. comScore has provided us with lists of stockholders and securities positions and must provide us with such other information and assistance in connection with the Offer as we may reasonably request. The Stock Purchase Agreement further provides that if the sum of the Consideration Shares plus the Shares we acquire in the Offer represents less than 15% of the Shares outstanding at the commencement of the Offer, then at our election comScore will be required to sell us, at a price per Share equal to the Offer Price, a number of newly issued shares (the “Top-Up Shares”) that will cause our aggregate holdings to equal 15% of the Shares outstanding after giving effect to the issuance of the Consideration Shares and the Top-Up Shares.

Conditions to Closing. The obligations of the parties to consummate the European IAM Acquisition are subject to the following conditions, which may be waived by agreement of CS B.V. and us, unless prohibited by law:

(a) no governmental authority has enacted, issued, promulgated, enforced or entered any applicable law or order that prohibits the consummation of the transactions contemplated by the Transaction Agreements and there is no pending lawsuit, claim or legal action by any governmental authority that seeks to prevent or make illegal the consummation of those transactions; and

(b) the expiration or termination of any waiting period or approvals from any governmental authority under the HSR Act relating to the Stock Purchase Agreement and the transactions contemplated thereby.

In addition to the mutual conditions set forth above, CS B.V.’s obligations to consummate the European IAM Acquisition are also subject to our delivery of all documents (including the other Transaction Agreements to the extent required to be executed by us or our affiliates) required to be delivered by us at closing and the performance by us and GUSA of our and its obligations under the Stock Purchase Agreement in all material respects; our obligations to consummate the European IAM Acquisition are similarly subject to CS B.V.’s delivery of all documents required to be delivered by CS B.V. at closing and the performance by the Company and CS B.V. of their obligations under the Stock Purchase Agreement in all material respects.

Survival and Indemnification. The representations and warranties made by the parties in the Stock Purchase Agreement will generally survive for 18 months after the IAM Acquisition Closing. However, certain fundamental representations of the parties will survive as long as permitted under any applicable laws and all representations and warranties relating to any indemnification claims made prior to the expiration of such survival periods will survive until the claims are resolved. Purchaser and GUSA will indemnify comScore and

CS B.V., and comScore and CS B.V. will indemnify Purchaser and GUSA, for breaches of representations and warranties or covenants by the indemnifying parties. Neither Purchaser and GUSA, on the one hand, nor CS B.V. and comScore, on the other hand, will have any liability for losses relating to an indemnification claim regarding breaches of representations or warranties (other than any fundamental representation) until the amount of such losses exceeds one percent of the aggregate value of the Consideration Shares as of the date of the IAM Acquisition Closing, and the aggregate liability of Purchaser and GUSA, on the one hand, or CS B.V. and comScore, on the other hand, for indemnifiable losses arising out of breaches of representations and warranties (other any fundamental representation) may not exceed five percent of the aggregate value of the Consideration Shares as of the date of the IAM Acquisition Closing.

Termination. The Stock Purchase Agreement can be terminated at any time prior to the date of the IAM Acquisition Closing under the following circumstances:

•	by mutual consent in writing of Purchaser and CS B.V.;

•	by either party if the IAM Acquisition Closing has not occurred on or prior to August 11, 2015 (the “Termination Date”), provided that the terminating party is not then in material breach of any of its covenants or agreements;

•	by either party if the other party has breached a covenant such that the closing condition regarding covenant compliance becomes incapable of fulfillment by the Termination Date, which breach has not been cured 30 days after written notice thereof or is incapable of being cured by the Termination Date; provided that if a breach can reasonably be expected to be cured by the Termination Date, the non-breaching party cannot terminate until the Termination Date if the breaching party continues to use commercially reasonable efforts to effect a cure; or

•	by either party if there is a final, non-appealable order of a governmental entity prohibiting the consummation of the transactions contemplated by the Stock Purchase Agreement or if there is any law that makes such transactions illegal.

The Stock Purchase Agreement and the summary above are intended to provide stockholders with information regarding the terms of the Stockholders Agreement and are not intended to provide any other factual information about the Company, WPP or any of their respective subsidiaries or affiliates. The Stock Purchase Agreement contains representations and warranties of each of the Company, WPP and some of their respective subsidiaries or affiliates, which representations and warranties are qualified by information in a confidential disclosure letter provided by such party in connection with the execution and delivery of the Stock Purchase Agreement. The disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Stock Purchase Agreement. Moreover, the representations and warranties in the Stock Purchase Agreement are the product of negotiations among the Company, WPP and their respective subsidiaries or affiliates, and certain representations and warranties in the Stock Purchase Agreement were used for the purpose of allocating risk among the parties to the Stock Purchase Agreement, rather than establishing matters of fact and may be subject to a contractual standard of materiality or material adverse effect different from the standard generally applicable to public disclosures to stockholders. Accordingly, the representations and warranties in the Stock Purchase Agreement may not represent the actual state of facts about the Company, WPP or any of their respective subsidiaries or affiliates. The Company’s stockholders are not third-party beneficiaries of the Stock Purchase Agreement and the Company’s stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, WPP or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Stock Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s or WPP’s public disclosures.

Business Sale and Purchase Agreements

The Transferor Entities and the subsidiaries of Newco B.V. (the “Newco Subsidiaries”) will enter into the BSPAs immediately prior to the IAM Acquisition Closing. Pursuant to the BSPAs, the Transferor Entities will transfer the assets exclusively or primarily used in the European IAM Business (the “Business Assets”) to the Newco Subsidiaries of Newco B.V., and the Newco Subsidiaries will assume certain liabilities relating to the European IAM Business (the “Assumed Liabilities”).

In connection with the transfer of the Business Assets and Assumed Liabilities, each Transferor Entity will assign certain contracts for the European IAM Business (the “IAM Contracts”) and all rights and benefits thereunder to the relevant Newco Subsidiary. In the event that the assignment of an IAM Contract requires counterparty consent and such consent is not obtained prior to the completion of the transactions contemplated by the applicable BSPA, the assignment of such IAM Contract will be delayed until the required consent is obtained and, during the pendency of the assignment, the relevant Newco Subsidiary will (if permitted under the IAM Contract) serve as a subcontractor to the relevant Transferor Entity and perform the Transferor Entity’s obligations under such IAM Contract, and we will (to the extent legally permissible) provide benefits of such IAM Contract to the relevant Newco Subsidiary.

For certain contracts under which the Transferor Entities currently provide both IAM and non-IAM services or pursuant to which a third party provides services that are used in the provision of both IAM and non-IAM services, subject to certain exceptions, the Transferor Entity will retain these contracts and act as the nominee for the Newco Subsidiary with respect to the IAM services covered by these contracts, and the Newco Subsidiary will receive the benefits and bear the burdens relating to the provision of IAM services under these contracts.

The Newco Subsidiaries will make offers of employment to the employees of the Transferor Entities on terms no less favorable to the employees than those they currently enjoy. The Newco Subsidiaries will also assume and become bound by any collective bargaining agreement, union contract or other agreement relating to our employees in the Business to the extent such assumption is required by applicable or the relevant collective bargaining agreement, union contract or other agreement.

Each Transferor Entity will indemnify the relevant Newco Subsidiary against all liabilities related to the European IAM Business retained by such Transferor Entity, and each Newco Subsidiary will indemnify the relevant Transferor Entity against all liabilities related to the European IAM Business assumed by such Newco Subsidiary.

Stockholders Rights Agreement

Registration Rights. The Stockholder Rights Agreement provides us with certain rights to have our Shares registered by the Company for sale under the Securities Act. Subject to customary exceptions, we have the right to require the Company to include our Shares in any registration that the Company files with respect to the sale of Shares for the Company’s account or for the accounts of other security holders. In addition, to the extent the Company is qualified for registration of secondary offerings on Form S-3, we also have the right to require the Company to file registration statements on Form S-3 covering our Shares, subject to customary limitations. In connection with the registration of our Shares pursuant to the Stockholders Rights Agreement, the Company will generally pay all expenses of registration except for underwriting discounts and commissions and any counsel fees we may incur in connection with such registration. The Stockholders Rights Agreement will also include customary indemnification and market stand-off provisions, as well as certain customary limitations on our ability to transfer our Shares. Our right to cause the Company to register our Shares is not transferable, except that we may transfer such right to one or more of our affiliates if certain conditions are satisfied.

Information Right. We have the right to receive annual and quarterly financial statements and such other periodic financial information that WPP may need in order to prepare its required periodic financial disclosures.

Standstill. GUSA has agreed that for as long as we or GUSA hold any Shares, GUSA and its subsidiaries will not, without comScore’s consent, take any of the following actions (the “Standstill Provisions”):

(a) acquire, offer, seek or propose to acquire, or agree to acquire, directly or indirectly (including acquiring beneficial ownership as defined in Rule 13d-3 under the Exchange Act), by purchase or otherwise, any capital stock of comScore or direct or indirect rights to acquire any capital stock of comScore, or any assets of comScore or any subsidiary or division of comScore or of any such successor or controlling person, if such acquisition would cause our and GUSA’s ownership interest in the Shares to exceed, (i) prior to and including the date that is six months following (x) the closing of the Offer or (y) if we withdraw or decline to close the Offer, the withdrawal or expiration of the Offer (such date being, the “Six Month Anniversary Date”), 19.9% of comScore’s outstanding Shares as of immediately after comScore’s issuance of the Consideration Shares and the Top-up Shares, provided that in no event shall the sum of the Consideration Shares and the Top-up Shares exceed 19.9% of comScore’s outstanding Shares as measured immediately prior to the commencement of the Offer, and (ii) after the Six Month Anniversary Date, 20.0% of comScore’s outstanding Shares as measured as of the date of such acquisition;

(b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Commission), or seek to advise or influence any person or entity (other than GUSA and its subsidiaries) with respect to the voting of any capital stock of comScore;

(c) make any public announcement with respect to, or submit a proposal for or offer of (with or without conditions) (including to the board of directors of comScore), any extraordinary transaction involving comScore or any of its securities or assets, except as provided in the Stockholders Rights Agreement;

(d) form or join a 13D Group (as defined in the Stockholders Rights Agreement) (other than any such group consisting solely of GUSA and its subsidiaries) in connection with any of the foregoing;

(e) otherwise act or seek to control the management or board of directors or policies of comScore, whether alone or in concert with others;

(f) take any action that could reasonably be expected to require comScore to make a public announcement regarding the possibility of any of the events described in clauses (a) through (e) above;

(g) ask comScore or any of its representatives, directly or indirectly, to amend or waive any of these Standstill Provisions in a manner that would require public disclosure; or

(h) direct or instruct any of our respective subsidiaries, representatives or affiliates to take any such action.

If we and GUSA together hold more than 20.5% of comScore’s then-outstanding Shares as calculated based on comScore’s most recent SEC report, we will be required, within a reasonable time, in an orderly market, and in compliance with applicable law, to sell a number of Shares such that our beneficial ownership is no greater than 20% of comScore’s then-outstanding Shares.

Notwithstanding the Standstill Provisions, GUSA may make confidential proposals to comScore’s board of directors with reasonable frequency provided that the proposals do not result in any required disclosure in SEC reports by comScore. Additionally, for so long as we and GUSA together own greater than fifteen percent (15%) of comScore’s then-outstanding Shares, GUSA may submit a counterbid to comScore in connection with any publicly announced third party offer to acquire comScore that is not otherwise promptly rejected by comScore’s board of directors. If comScore receives an unsolicited and confidential third party bid for the Company, comScore must notify GUSA promptly unless comScore’s board of directors chooses not to seek other bids. If comScore receives an unsolicited Third Party Bid and chooses not to engage with that party at the time, subsequent contact with such party for a period of three months following the date of receipt of the initial proposal will not necessarily give rise to any obligation to notify GUSA unless such obligation would otherwise arise pursuant to the Stockholders Rights Agreement or otherwise. However, comScore will be required to notify GUSA promptly if comScore initiates a formal sale process that would result in a Change of Control of comScore (as defined in the Stockholders Rights Agreement).

Term. The Stockholder Rights Agreement will become effective upon the IAM Acquisition Closing and will terminate upon a Change of Control of comScore.

The Voting Agreement. The Voting Agreement provides that whenever we and GUSA beneficially own at least 15% of the Company’s outstanding Shares, we must vote all Shares that we and GUSA beneficially own as follows:

•	on any proposal submitted for vote by a third party not affiliated with comScore, we will vote our Shares in favor of the vote recommended by comScore’s board of directors; and

•	on any other matter submitted for vote, we will vote our Shares in a “neutral manner”, i.e., in the same proportion as all other outstanding voting securities of comScore are voted.

Our and GUSA’s obligations under the Voting Agreement will be supported by a proxy in favor of comScore’s chief executive officer and chief financial officer giving such persons the power to vote our Shares in accordance with the requirements described above. However, if we and comScore agree in good faith that any matter put to a stockholder vote can reasonably be expected to create a direct conflict of interest between the interests of comScore and those of GUSA and us, then we and GUSA may elect to abstain from voting on such matter, and in such case the proxy granted to comScore’s officers will not apply.

The Voting Agreement became effective on February 11, 2015, and will terminate upon the earliest of (i) termination of the Stock Purchase Agreement, if that agreement is terminated prior to the IAM Acquisition Closing, (ii) the first date on which we and GUSA cease to beneficially own any Shares, (iii) a Change of Control of comScore, and (iv) the mutual agreement of the parties.

Strategic Alliance Agreement. The Strategic Alliance Agreement establishes a framework for collaboration between WPP and comScore on cross-media audience measurement (the combined reporting of IAM, TAM and other media) (“CMAM”) business in non-sanctioned countries outside the United States. Pursuant to this agreement, WPP and comScore will:

•	cooperate with respect to the assessment of potential opportunities to collaborate on development of a CMAM solution, as well as other cross media initiatives that may from time to time be identified that would combine the respective expertise and technology of each party, and to offer such CMAM solutions to their clients; and

•	subject to certain exceptions, cooperate in marketing, generating sales leads, promoting and selling the CMAM solutions to customers in the country or region associated with a marketing and sales plan agreed by the parties.

The Strategic Alliance Agreement describes the parties’ obligations to work together to develop and offer CMAM services in various countries, and the obligations will vary depending in part on whether either or both already provide IAM or TAM services in a particular country. The agreement also sets out parameters for determining which party will serve as the lead sales and marketing party for CMAM services in a particular country. Where WPP (a) is the Incumbent Provider for TAM Services to the a recognized authority for audience measurement (“Industry Authority”) in the television industry or has an established relationship with the Industry Authority with respect to TAM, or (b) provides TAM or Return Path Data services without an Industry Authority in a particular country, and comScore has not established the rights to provide IAM Services to the Internet Industry Authority in such country, WPP will serve as the lead sales and marketing party for CMAM services in such country. Where comScore is the incumbent provider for IAM services to the internet Industry Authority or has an established relationship with the Industry Authority with respect to IAM, in a particular country, and WPP has not established the rights to provide TAM Services to the television Industry Authority in such country, comScore will serve as the lead sales and marketing party for CMAM services in such country. In countries where WPP is the incumbent provider for TAM services and comScore is the incumbent provider for IAM services, or where neither party has rights to provide services to the Industry Authority or no Industry Authority exists, then WPP will serve as the lead sales and marketing party for CMAM services in such country. Under certain circumstances, if a party having the right to serve as the lead sales and marketing party in a particular country declines or fails to do so, the other party may take the lead position in that country.

Each party will be required to pay commissions to the other party based on a percent of revenues received by such party from sales of the CMAM solution. Each party will be entitled to audit the records of the other party pertaining to sales of the CMAM solution.

The Strategic Alliance Agreement further provides that each party will retain ownership of its own intellectual property contributed to the CMAM solution and will grant to the other party a nonexclusive license to use its intellectual property for the purposes set out in the agreement.

The Strategic Alliance Agreement will be effective for a 10-year term commencing on the date of the IAM Acquisition Closing, unless earlier terminated in accordance with its terms, and may be renewed for additional 5-year terms upon the mutual agreement of the parties at least 60 days prior to the end of the then-current term. WPP can terminate the agreement immediately in the event comScore assigns the agreement to a third party that is a direct competitor of WPP or its affiliates, and comScore can terminate the agreement immediately if WPP assigns the agreement to a third party that is a direct competitor of comScore or its affiliates or any media buying agency.

13.	PURPOSE OF THE OFFER.

Purpose of the Offer. We are making this Offer for investment purposes and because we, WPP and comScore believe the strategic relationship between WPP and comScore of which our investment in comScore is a part will create value for comScore’s stockholders.

Plans or Proposals. Except as disclosed in this Offer to Purchase, neither we, WPP nor, to our knowledge, any of our affiliates or the people listed on Schedule I hereto have any current plans or proposals that would relate to or result in an extraordinary corporate transaction involving comScore or any of its subsidiaries (such as a merger, reorganization, liquidation, or sale or other transfer of a material amount of assets), any change in the board of directors or management of comScore, any material change in comScore’s indebtedness, capitalization or dividend rate or policy or any other material change in comScore’s corporate structure or business.

While neither we nor WPP have any definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase (except as set forth above), we and WPP intend to review our investment in comScore continuously, and subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein, we or WPP may: (i) subject to Exchange Act Rule 14e-5 (which generally prohibits us from purchasing Shares outside of the Offer) and the Stockholders Rights Agreement, acquire additional Shares through open market purchases, private agreements or otherwise (subject to our contractual obligations with comScore discussed above), (ii) dispose of any or all of the Shares we or WPP own, (iii) propose certain business strategies to comScore, or (iv) take any other available course of action, which could involve one or more of the types of transactions or have one or more of the results described in the preceding paragraph. In reaching any decision as to our or WPP’s course of action (as well as to the specific elements thereof), we and WPP anticipate we would take into consideration a variety of factors, including, but not limited to, the following: comScore’s business and prospects; other developments concerning comScore and its businesses generally; other business opportunities available to WPP; developments with respect to WPP’s business; changes in law and government regulations; general economic conditions; and money and stock market conditions, including the market price of the Shares. Notwithstanding the above, any course of action taken by us or WPP will be subject to the restrictions described in the Stockholders Rights Agreement, the Voting Agreement and the Strategic Alliance Agreement, as described in more detail in Section 12—“Transaction Documents” of this Offer to Purchase.

14.	SOURCE AND AMOUNT OF FUNDS.

WPP estimates that the total amount of funds required to purchase up to 5,520,229 Shares pursuant to the Offer and to pay related fees and expenses will be approximately $255 million. WPP will ensure that Purchaser has sufficient funds to acquire up to 5,520,229 Shares pursuant to the Offer. WPP and its subsidiaries have available the necessary funds from working capital and commercial paper backed by a revolving credit facility. The Revolving Credit Facility Agreement, dated November 30, 2011, as amended through July 18, 2014 (the “Revolving Credit Facility Agreement”), is by and between WPP Finance Co. Limited and WPP CP LLC, as borrowers, WPP plc, WPP Jubilee Limited, WPP 2005 Limited, WPP 2008 Limited and WPP CP Finance plc, as guarantors, Citibank International plc, as facility agent, Citibank, N.A., as swingline agent, and the lenders referred to in the agreement. The Revolving Credit Facility Agreement expires on July 18, 2019. The total amount of the facility is $2.5 billion, allowing multicurrency borrowings with a swingline of $1.1 billion to support the issuance of commercial paper. The current interest rate is LIBOR plus 0.45%. Under the Revolving Credit Facility Agreement, WPP must comply with two principal financial covenants: The Interest Cover Ratio (as defined in the agreement) for each financial period during the term must equal or exceed 5.0 to 1 and WPP’s the ratio of consolidated total net debt on the last day of each financial period to consolidated EBITDA for such financial period must not exceed 3.5 to 1. The facility is unsecured. There are no borrowings outstanding under the facility as of the date of this Offer to Purchase.

THE OFFER IS NOT CONDITIONED ON PURCHASER OR WPP’S ABILITY TO FINANCE THE PURCHASE OF SHARES PURSUANT TO THE OFFER.

We and WPP do not believe our or WPP’s financial condition is relevant to the decision of holders of Shares concerning whether to tender Shares and accept the Offer because:

•	the Offer consideration consists solely of cash; and

•	the Offer is not conditioned on Purchaser or WPP’s ability to finance the purchase of the Shares pursuant to the Offer; and

•	WPP is a public reporting company under Section 13(a) of the Exchange Act that files reports electronically on EDGAR.

The foregoing summary of certain provisions of the Revolving Credit Facility Agreement discussed herein are qualified by reference to the Revolving Credit Facility Agreement, which is incorporated herein by reference. We have filed a copy of the Revolving Credit Facility Agreement as Exhibit (b) to the Schedule TO, which is incorporated herein by reference.

15.	DIVIDENDS AND DISTRIBUTIONS.

If, on or after February 11, 2015, comScore should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities, (c) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (d) declare a cash dividend or other distribution on the Shares, any additional Shares, shares of any other class of capital stock, other voting securities or any securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date on or prior to the date on which any particular Share is accepted for payment and paid for pursuant to the Offer, or shall publicly disclose that it has taken any of the foregoing actions, then, subject to the provisions of Section 16—“Conditions to the Offer”) of this Offer to Purchase, we may, in our sole discretion and subject to applicable law, make such adjustments as we deem appropriate in the offer price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

16.	CONDITIONS TO THE OFFER.

Notwithstanding any other provision of the Offer, we (i) are not required to accept for payment, or pay for, any tendered Shares; (ii) may delay the acceptance for payment of, or the payment for, any tendered Shares; and (iii) may terminate or amend the Offer, in the event that (x) at the expiration of the Offer: the waiting period, including any extension, applicable to the Offer under the HSR Act or any foreign competition law has not expired or been terminated, or any affirmative approval of a governmental authority required under any Foreign Competition Law has not been obtained on terms reasonably satisfactory to us and WPP; or (y) at any time prior to acceptance of Shares for payment in the Offer, any of the following conditions exists:

•	any action is taken, or any applicable law or order is enacted, entered, enforced, issued or deemed applicable to the Offer, by any governmental authority (other than the application of waiting period provisions of the HSR Act or any foreign competition law to the Offer) that (i) challenges or seeks to make illegal, delay materially or otherwise, directly or indirectly, restrain or prohibit the Offer, the acceptance for payment of or payment for some or all of the Shares by WPP or us or the consummation of the Offer or the European IAM Acquisition or seeks to obtain material damages in connection therewith; or (ii) seeks, directly or indirectly, to impose material limitations on the ability of WPP or any of its affiliates effectively to acquire, hold or exercise full rights of ownership of any Shares acquired or owned by WPP, Purchaser or any of WPP’s other affiliates on all matters properly presented to the Company’s stockholders (except as such rights may be limited by the Transaction Agreements); or

•	the Company has breached or failed to perform in any material respect any of its material obligations under any of the Transaction Agreements and this breach or failure to perform has not been cured to the good faith satisfaction of WPP; or

•	any of the representations and warranties of the Company set forth in the Stock Purchase Agreement shall have been inaccurate in any material respect when made or shall thereafter become inaccurate in any material respect; or

•	the Stock Purchase Agreement shall have been terminated, or any party thereto shall have the right (immediately or after the passage of time) to terminate the Stock Purchase Agreement in accordance with its terms; or

•	any event, circumstance, change or effect occurs or is threatened that, individually or in the aggregate with any other events, circumstances, changes and effects occurring after February 11, 2015, is or may be materially adverse to the business, condition (financial or otherwise), assets, liabilities, capitalization, operations or results of operations, or prospects of the Company or any of its subsidiaries that, in our reasonable judgment, is or may be materially adverse to the Company or any of its subsidiaries, or we become aware of any facts that, in our reasonable judgment, have or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to us or WPP; or

•	there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on Nasdaq, any national securities exchange or in the over-the-counter market (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) any decline, measured from the date of this Offer to Purchase, in either the Dow Jones Industrial Average, the Standard & Poor’s Index of 500 Industrial Companies or the Nasdaq-100 Index by an amount in excess of 15% measured from the close of business on the date of this Offer to Purchase, (iii) a material change in the exchange rate of United States dollar or other currency, or a suspension of, or limitation on, the markets therefor, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) any limitation (whether or not mandatory) by any government authority on the extension of credit by banks or other lending institutions, (vi) a commencement of a war or armed hostilities, terrorist attacks or other national or international calamity directly or indirectly involving or affecting the United States, the United Kingdom, Norway, Sweden or Finland, or (vii) in the case of any of the foregoing existing on the date of this Offer to Purchase, a material acceleration or worsening thereof; or

•

a tender or exchange offer for some or all of the Shares has been publicly proposed to be made or has been made by another person (including the Company or any of its subsidiaries or affiliates), or has been publicly disclosed, or we otherwise learn that any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) and other than as disclosed in a Schedule 13D or 13G on file with the SEC on or prior to the date of this Offer to Purchase, (ii) any such person or group that, on or prior to the date of this Offer to Purchase, had filed such a Schedule with the SEC has acquired or proposes to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, constituting 1% or more of any such class or series, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company constituting 1% or more of any such class or series, (iii) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer or a merger, consolidation or other business combination with or involving the Company or (iv) any person has filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or any assets or securities of the Company; or

•	the Company or any of its subsidiaries has (i) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities (other than the acquisition by the Company of employee equity awards upon the exercise, settlement or forfeiture thereof in ordinary course of business consistent with past practice) (iii) issued or sold, or authorized or proposed the issuance or sale of, any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than the issuance of Shares pursuant to and in accordance with the terms in effect as of the date of this Offer to Purchase, of employee equity awards outstanding prior to such date and the issuance of by the Company of employee equity awards in the ordinary course of business consistent with past practice), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (iv) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of the Company, (v) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of the Company, (vi) altered or proposed to alter any material term of any outstanding security, issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business consistent with past practice, (vii) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business consistent with past practice, (viii) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Shares to us or WPP, (ix) entered into or amended any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business consistent with past practice or entered into or amended any such agreements, arrangements or plans that provide for increased benefits to employees as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Purchaser or its consummation of any merger or other similar business combination involving the Company, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or Purchaser shall have become aware of any such action which was not previously announced or (xi) amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) or we become aware that the Company or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) which has not been publicly disclosed prior to the date of this Offer to Purchase; or

•

we become aware (i) that any material contractual right of the Company or any of its subsidiaries has been impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries has been accelerated or has otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or (ii) of any covenant, term or condition in any instrument, license or agreement of the Company or any of its subsidiaries that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its affiliates or the value of the Shares to us or WPP (including, without limitation, any event of default that may ensue as a result of or in connection with the Offer); or

•	We or any of our affiliates reach any other agreement or understanding with the Company pursuant to which it is agreed that the Offer will be terminated; or

•	the Company or any of its subsidiaries shall have (i) granted to any person proposing a merger or other business combination with or involving the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries any type of option, warrant or right which, in Purchaser’s judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of the Company or any of its subsidiaries) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase.

The foregoing conditions are for our benefit and for the benefit of WPP and may be asserted by us or WPP regardless of the circumstances giving rise to any conditions and may be waived by us or WPP in whole or in part at any time, and from time to time, in either’s sole discretion. The failure by us or WPP at any time to exercise any of the foregoing rights will not be deemed a waiver of any right. Each right will be deemed an ongoing right that may be asserted at any time, and from time to time.

17.	CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

General. Except as otherwise set forth in this Offer to Purchase, based on our examination of publicly available information filed by the Company with the SEC and other information concerning the Company, we are not aware of (i) any licenses or other regulatory permits that appear to be material to the business of the Company and that might be adversely affected by the acquisition of Shares by us pursuant to the Offer or (ii) any approval or other action by any governmental authority that would be required for the acquisition or ownership of Shares by us pursuant to the Offer. In addition, except as set forth below, we are not aware of any filings, approvals or other actions by or with any governmental authority that would be required for our acquisition or ownership of the Shares.

Antitrust Compliance.

Based upon information available from the Company, we do not believe the Offer would be anti-competitive or otherwise contrary to substantive antitrust laws in the United States or in any foreign jurisdiction.

United States. The acquisition of Shares in the Offer pursuant to the Stock Purchase Agreement is subject to the pre-merger notification and reporting obligations under the HSR Act.

Under the HSR Act, both parties to the transaction are required to submit a Notification and Report Form and observe a 15 day waiting period following such filings prior to our acquisition of the Shares. During the 15 day HSR waiting period, the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”), will examine the legality under the antitrust laws of our acquisition of the Shares. At any time prior to the expiration of the 15 day HSR waiting period, the Antitrust Division or the FTC has the authority to open an investigation of the transaction and suspend the running of the waiting period by issuance of a Request for Additional Information and Documentary Material, sometimes referred to as a Second Request. The Antitrust Division and the FTC also have the statutory authority after our acquisition of Shares pursuant to the Offer to take any action under the antitrust laws it deems necessary or desirable in the public interest, including (i) seeking to enjoin the purchase of Shares pursuant to the Offer or (ii) seeking the divestiture of Shares or substantial assets of the Company or its subsidiaries. Private parties, including state

Attorneys General, may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if a challenge is made, the ultimate result. WPP and the Company each intend to submit the HSR application shortly after commencement of the Offer.

Other Foreign Jurisdictions. It may be necessary to make filings in addition to those enumerated above with governmental entities in foreign jurisdictions relating to the acquisition of the Shares pursuant to the Offer or the consummation of the European IAM Acquisition. There can be no assurance that any of the governmental entities will not challenge the acquisition of the Shares or the consummation of the European IAM Acquisition on competition or other grounds and, if a challenge is made, the results cannot be predicted.

State Takeover Laws. A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to the acquisition of securities of corporations that are incorporated, or that have substantial assets, stockholders, principal executive offices or principal places of business, in these states.

Section 203 of the DGCL (the “Takeover Statute”) prevents certain “business combinations” with an “interested stockholder” (generally, any person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the time the person became an interested stockholder, unless prior to the time the interested stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. In accordance with the Takeover Statute, the Company’s board of directors has approved the Stock Purchase Agreement and the transactions contemplated under the Stock Purchase Agreement, including the Offer and the European IAM Acquisition.

Appraisal Rights. The holders of the Shares do not have appraisal rights as a result of the Offer.

Legal Proceedings. To our knowledge and to the knowledge of WPP, as of February 19, 2015, there is no pending litigation against us, WPP or the Company in connection with the Offer or the European IAM Acquisition.

18.	CERTAIN FEES AND EXPENSES.

We have retained D.F. King & Co., Inc. as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may ask brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all of these services in addition to reimbursement of reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

We have retained American Stock Transfer & Trust Company, LLC as the Depositary in connection with the Offer. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith.

We will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

19.	MISCELLANEOUS.

We are making the Offer solely by this Offer to Purchase and the related Letter of Transmittal and we are making it to all holders of the Shares. We are not making this Offer to (nor will we accept tenders from or on behalf of) holders of Shares in any jurisdiction in which the making of this Offer or its acceptance would not be in compliance with the securities or other laws of the jurisdiction. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid law prohibiting the making of the Offer or the acceptance of the Shares pursuant to the Offer, we will make a good faith effort to comply with the applicable law. If, after a good faith effort we cannot comply with any applicable law, we will not make the Offer to (nor will we accept tenders from or on behalf of) the holders of Shares in the jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON OUR BEHALF NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations promulgated under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. You may examine the Schedule TO and any amendments thereto, including exhibits, and obtain copies from the same places and in the same manner as set forth in Section 8—“Certain Information Concerning the Company.”

Cavendish Square Holding B.V.

February 20, 2015

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND WPP

The name and present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Purchaser and WPP are set forth below. None of the persons listed below has, during the past five years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The business address and phone number of each officer and director of Purchaser is Laan op Zuid 167, 3072 DB Rotterdam, Netherlands and 31 10 289 4444. The business address and phone number of each officer and director of WPP is 27 Farm Street, London W1J 5RJ United Kingdom and +44(0) 20 7408 2204.

1.	CAVENDISH SQUARE HOLDING B.V.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Citizenship	Business Address

Willem Pieter Roobol	Managing Director of Purchaser since May 24, 2004. Since December 1, 1999, Mr. Roobol has also served as Country Finance Director of JWT Netherlands (UbachsWisbrun JWT VOF, JWT (Netherlands) Holding B.V. and KSM B.V.). Since May 24, 2004 he has served as Managing Director of several other Dutch holding companies of the WPP group, including Lexington International B.V. (first holding company in the Netherlands in the WPP chain). Mr Roobol is a citizen of the Netherlands.	The address of Purchaser is Laan op Zuid 167, 3072 DB Rotterdam, Netherlands. The address of JWT Netherlands is Leidseplein 29, 1017 PS Amsterdam, Netherlands.

Astrid van Heulen-Mulder	Managing Director of Purchaser since May 21, 2002. Since May/June 2002 Ms. van Heulen-Mulder has also served as CFO and Managing Director of WPP Management Services (Holland) B.V. and as CFO and Managing Director or Director of several other Dutch holding and operating companies of the WPP group, including Lexington International B.V. Since May 2013 she has served as Manager of several Luxembourg holding companies of the WPP group, and since January 2014 she has served as a Director of WPP Holdings (Mauritius) Ltd. Ms. van Heulen-Mulder is a citizen of the Netherlands.	The address of Purchaser is Laan op Zuid 167, 3072 DB Rotterdam, Netherlands. The address of WPP Management Services (Holland) B.V. is Laan op Zuid 167, 3072 DB Rotterdam, Netherlands.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Citizenship	Business Address

Marcel van der Avort

Managing Director of Purchaser since May 24, 2004. Since September 1, 2006, Mr. van der Avort has served as Director (CFO) of GroupM B.V. and of each of its 100% subsidiaries:

•     MediaEdge:CIA B.V.

•     Mindshare B.V.

•     MediaCom B.V.

•     Maxus B.V.

•     MediaBasics B.V.

•     LaComunidad B.V.

•     BannerConnect B.V. (Director since January 12, 2014)

Since January 29, 2013, Mr. van der Avort has also served as Director of Quisma Netherlands B.V., and since May 24, 2004, he has also served as managing director of several other Dutch holding companies of the WPP group including Lexington International B.V.

Mr. Van der Avort is a citizen of the Netherlands.

The address of Purchaser is Laan op Zuid 167, 3072 BD, Rotterdam, Netherlands.

The address of GroupM B.V. is Karperstraat 8-10, 1075 KZ Amsterdam, Netherlands.

The address of Bannerconnect is Poststraat 12, 6135 KR, Sittard, Netherlands.

The address of Quisma Netherlands B.V. is Karperstraat 8-10, 1075 KZ Amsterdam, Netherlands.

2. WPP PLC

Philip Lader	Non-executive chairman of WPP. Ambassador Lader was appointed chairman of WPP in 2001. He is a senior advisor to Morgan Stanley, a position he has held since February 2001, a director of Marathon Oil, Rusal and AES Corporations, a trustee of RAND Corporation, the Smithsonian Museum of American History and the Atlantic Council, and a member of the Council on Foreign Relations. Ambassador Lader is a citizen of the United States.	The address of WPP is 27 Farm Street, London W1J 5RJ, United Kingdom. The address of Morgan Stanley is 20 Bank Street, Canary Wharf, Floor 07, London E14 4AD, United Kingdom.

Sir Martin Sorrell	Group chief executive of WPP. Sir Martin Sorrell joined WPP in 1985 as a director, becoming Group chief executive in 1986. He is a non-executive director of Formula One and Alcoa Inc. Sir Martin Sorrell is a citizen of the United Kingdom.	The address of WPP is 27 Farm Street, London W1J 5RJ, United Kingdom.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Citizenship	Business Address

Paul W.G. Richardson	Finance director of WPP. Mr. Richardson became Group finance director of WPP in 1996 after four years with WPP as director of treasury. He is a non-executive director of STW Communications Group Limited in Australia, a company that is associated with WPP. Mr. Richardson is a dual citizen of the United Kingdom and the United States.	The address of WPP is 27 Farm Street, London W1J 5RJ, United Kingdom.

Roger Agnelli	Non-executive director of WPP. Mr. Agnelli was appointed a director of WPP in May 2013. He is the founding partner and CEO of AGN Holding, a Brazilian company focused on mining, logistics and bioenergy in Brazil, Latin America and Africa, a position he has held since November 2011. He is also the chairman of B&A Mineração S.A., a joint venture between BTG Pactual and AGN, focused on the exploration and development of fertilizer, iron ore and copper assets. Mr. Agnelli was CEO and president of VALE S.A. from July 2001 to May 2011. He was vice president of ANBID (Brazil’s National Association of Investment Banks) and member of the International Advisory Committee of the New York Stock Exchange (NYSE). He has served on the boards of directors of CPFL, Rio Grande Energia, Serra da Mesa Energia and VCB Energia in Brazil and Duke Energy in the US; in oil and gas, Petrobras and Suzano Petroquímica in Brazil and Spectra Energy in the US; in steel, CSN and LATASA; in automotive and auto parts, Mahle Metal Leve; in home appliances, Brasmotor and in cable TV, UGB Participações. He is also a member of the International Business Leaders Advisory Council (IBLAC) to the Mayor of Shanghai. He has served on the International Advisory Councils of South Africa to the President Thabo Mbeki and of Mozambique to the President, Dr. Armando Guebuza. He was a member of Anadarko’s Global Advisory Board and, in Brazil, he was a member of	The address of WPP is 27 Farm Street, London W1J 5RJ, United Kingdom. The address of AGN Holding is Av. Brigadeiro Faria Lima, 3.015, 3º floor, Itaim Bibi – São Paulo, SP, Brazil.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Citizenship	Business Address

the Economic and Social Development Council of President Lula and of the Strategic Advisory Council of FIESP (Federation of Industries of the State of São Paulo). He has been a member of the board of directors of ABB Ltd since 2002. In addition, he is a member of the International Expert Advisory Board of the Sultanate of Oman and of McKinsey International Advisory Council. In Brazil, he is honorary director of ACRJ (Commercial Association of Rio de Janeiro. Mr. Agnelli is a citizen of Brazil.

Jacques Aigrain	Non-executive director of WPP. Dr. Aigrain was appointed a director of WPP in May 2013. He is currently a partner at Warburg Pincus LLP, a position he has held since March 2014. He was with Swiss Re since 2001 and CEO of Swiss Re from 2006 to 2009, and prior to that, he spent 20 years with JP Morgan Chase in New York, London and Paris. In addition, he is a non-executive director of London Stock Exchange Group Plc and a Supervisory Board Member of Lyondell Bassell NV, Deutsche Lufthansa AG and its subsidiary, Swiss International Airlines AG. He is presently Chairman of LCH Clearnet Group Ltd and a Director of the Qatar Financial Center Authorities but will be stepping down from these positions in March 2015. Dr. Aigrain is a dual French and Swiss citizen.	The address of WPP is 27 Farm Street, London W1J 5RJ, United Kingdom. The address of Warburg Pincus LLP is Almack House, 28 King Street, St. James’s, SW1Y 6QW, London, United Kingdom.

Charlene Begley	Non-executive director of WPP. Ms. Begley was appointed a director of WPP in December 2013. Most recently, Ms. Begley served as a Senior Vice President of General Electric Company and the Chief Executive Officer and President of GE Home & Business Solutions at General Electric Company, a position she held from January 2010 to December 2013. She served as the company’s Chief Information Officer from January 2010 to December 2013 and led the Sourcing Council and Corporate Leadership Staff.	The address of WPP is 27 Farm Street, London W1J 5RJ, United Kingdom. The address of General Electric Company is 3135 Easton Turnpike, Fairfield, Connecticut 06828, United States.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Citizenship	Business Address

Ms. Begley currently serves as a non-executive Ms. Begley currently serves as a non-executive director and member of the Audit Committee of NASDAQ OMX, and as a non-executive director and member of the Audit and Nominating Committees of Red Hat. Inc. Ms. Begley was also a director of Morpho Detection, Inc. and GE Fanuc JV. Ms. Begley is a citizen of the United States.

Colin Day	Non-executive director of WPP. Mr. Day was appointed a director in July 2005. He has served as the chief executive of Essentra plc since April 2011. He is also a non-executive director of Amec Foster Wheeler plc and FM Global. He was the group finance director of Reckitt Benckiser plc until April 2011, having been appointed to its board in September 2000. Prior to joining Reckitt Benckiser he had been group finance director of Aegis Group plc. He was a non-executive director of Cadbury plc until 2010. Mr. Day is a citizen of the United Kingdom.

The address of WPP is 27 Farm Street, London W1J 5RJ, United Kingdom.

The address of Essentra plc is Avebury House, 201-249 Avebury Boulevard, Milton Keynes, MK9 1AU, London, United Kingdom.

The address of Reckitt Benckiser plc is 103-105 Bath Road, Slough Berkshire, SL1 3UH, United Kingdom.

Sir John Hood	Non-executive director of WPP. Sir John Hood was appointed a director in January 2014. He was formerly Vice-Chancellor of the University of Oxford and of the University of Auckland. In New Zealand, he served as Chairman of Tonkin & Taylor Ltd and as non-executive director of Fonterra Co-operative Group, ASB Bank Ltd., and other companies. Sir John Hood serves as President & CEO of the Robertson Foundation. He also presently serves as Chairman of Matakina Limited, Urenco Limited, and Study Group Limited, and as Chair of the Rhodes Trust and Teach For All. He is also a Trustee of Singapore Management University. Sir John Hood is a citizen of New Zealand.	The address of WPP is 27 Farm Street, London W1J 5RJ, United Kingdom.

Ruigang Li	Non-executive director of WPP. Ruigang Li was appointed a director of WPP in	The address of WPP is 27 Farm Street, London W1J 5RJ United Kingdom.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Citizenship	Business Address

October 2010. He is Founding Chairman of CMC Capital Partners (CMC), a position he has held since April 2009.

Mr. Li is also the Chairman of Shanghai Media Group (SMG), a position he has held since March 2014. Mr. Li is a citizen of the People’s Republic of China.

The address of CMC is Unit 3607B-08, The Centre, 989 Changle Road, Xinhui District, Shanghai, 200031, China.

The address of Shanghai Media Group (SMG) is 298 Weihai Road, Jinan District, Shanghai 200041, China.

Roberto Quarta	Non-executive director and Chairman designate of WPP. Roberto Quarta was appointed as a director with effect from January 2015. He is a partner in Clayton, Dubilier & Rice and Chairman of Clayton, Dubilier & Rice Europe, a private equity firm, a position he has held since March 2001. He also serves as Chairman of IMI plc and of Smith & Nephew plc. Previously, he was Chief Executive and then Chairman of BBA Group plc, Chairman of Rexel SA and a Non-executive director at BAE Systems plc, Equant NV, Foster Wheeler AG and PowerGen plc. Mr. Quarta is a dual citizen of the United States and Italy.

The address of WPP is 27 Farm Street, London W1J 5RJ, United Kingdom.

The address of IMI plc is Lakeside, Solihull Parkway, Birmingham Business Park, Birmingham, B37 7XZ, United Kingdom.

The address of Smith & Nephew plc is 15 Adam Street, London, WC2N 6LA, United Kingdom.

The address of Clayton, Dubilier & Rice Europe is Cleveland House, 33 King Street, London, SW1Y 6RJ, United Kingdom.

Daniela Riccardi	Non-executive director of WPP. Ms. Riccardi was appointed a director in September 2013. She is Chief Executive Officer of The Baccarat Company, a position she has held since June 2013, and was previously Chief Executive Officer of Diesel S.p.A. She was an executive at Procter & Gamble for 25 years, including service as President of Procter & Gamble Greater China, and Vice President-General Manager for Eastern Europe & Russia. Ms. Riccardi also sits on the board of directors of Kering SA. Ms. Riccardi is a citizen of Italy.	The address of WPP is 27 Farm Street, London W1J 5RJ, United Kingdom. The address of The Baccarat Company is 11 place des Etats-Unis - 75116 Paris, France.

Jeffrey A. Rosen	Non-executive director of WPP. Mr. Rosen was appointed a director in December 2004. He is a deputy chairman and managing director of Lazard Ltd., positions he has held since 2002, and has	The address of WPP is 27 Farm Street, London W1J 5RJ, United Kingdom.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Citizenship	Business Address

	over 40 years’ experience in international investment banking and corporate finance. He is a member of the Council on Foreign Relations and is President of the Board of Trustees of the International Center of Photography in New York. Mr. Rosen is a citizen of the United States.	The address of Lazard Ltd. is 30 Rockefeller Plaza, New York, New York 10112 United States.

Nicole Seligman	Non-executive director. Ms. Seligman was appointed a director in January 2014. A senior Sony executive since 2001, she is President of Sony Entertainment, Inc. and Sony Corporation of America and also serves as Sony Group Senior Legal Counsel. Previously, she was Executive Vice President and General Counsel of Sony Corporation. Before joining Sony she was a partner in the Washington law firm of Williams & Connolly. Ms. Seligman is a citizen of the United States.	The address of WPP is 27 Farm Street, London W1J 5RJ, United Kingdom. The address of is Sony Corporation of America is 550 Madison Avenue, New York, NY 10022, United States.

Hugo Shong	Non-executive director of WPP. Mr. Shong was appointed a director in May 2013. He is the executive vice president of International Data Group (“IDG”), a private technology media, research and events company, a position he has held since June 2006, and president of IDG Asia/China, a position he has held since June 2000. Mr. Shong currently serves on the boards of China Jiuhao Health Industry Corp. and Mei Ah Entertainment Group Ltd. Mr. Shong has been a member of the board of trustees of Boston University since 2005. Mr. Shong is a citizen of the United States.

The address of WPP is 27 Farm Street, London W1J 5RJ, United Kingdom.

The address of IDG is One Exeter Plaza, 15th Floor, Boston, Massachusetts 02116, United States.

The address of IDG Asia/China is 616, Tower A, COFCO Plaza, 8 Jianguomennei Dajie,
Beijing 100005, China.

Timothy Shriver	Non-executive director. Mr. Shriver was appointed a director of WPP in August 2007. Mr. Shriver is Chairman of Special Olympics, a position he has held since 2003. He chairs the Collaborative for Academic, Social, and Emotional Learning (CASEL) and is a member of the Council on Foreign Relations. Mr. Shiver is a citizen of the United States.	The address of WPP is 27 Farm Street, London W1J 5RJ, United Kingdom. The address of Special Olympics is 1133 19th Street NW, Washington, DC 20036-3604, United States.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Citizenship	Business Address

Sally Susman	Non-executive director. Sally Susman was appointed a director on May 2013. She is currently executive vice president, Corporate Affairs for Pfizer Inc., a position she has held since January 2008. She also serves on the board of the International Rescue Committee and is a Trustee at the Library of Congress. Ms. Susman is a citizen of the United States.	The address of WPP is 27 Farm Street, London W1J 5RJ, United Kingdom. The address of Pfizer Inc. is 235 East 42nd Street, New York, NY 10017, United States.

Sol Trujillo	Non-executive director. Mr. Trujillo was appointed a director of WPP in October 2010. He currently serves on the boards of directors of Western Union Company and ProAmerica Bank in the US and Soufun Holdings in China, where he is Board chairman. Mr. Trujillo is a citizen of the United States.	The address of WPP is 27 Farm Street, London W1J 5RJ, United Kingdom.

The Letter of Transmittal, certificates for Shares, Notice of Guaranteed Delivery and any other required documents should be sent or delivered by each stockholder of the Company or the stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

By Mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	By Overnight Courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

By Facsimile Transmission:

(For Eligible Institutions Only)

(718) 234-5001

Confirm Facsimile Transmission:

(718) 921-8317

Any questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at Purchaser’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance, concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers Call: (212) 269-5550

All Others Call Toll Free: (877) 297-1744